                                                                   EXHIBIT 4.1.1

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                           REVOLVING CREDIT AGREEMENT

                          DATED AS OF DECEMBER 19, 2003

                                 BY AND BETWEEN

                                  PANERA, LLC,

                                  AS BORROWER,

                                       AND

                             BANK OF AMERICA, N.A.,
                                    AS LENDER

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                                TABLE OF CONTENTS

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                                                                                                             PAGE NO.
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REVOLVING CREDIT AGREEMENT............................................................................           1
ARTICLE I. DEFINITIONS................................................................................           1
ARTICLE II. THE ADVANCES..............................................................................          13
         2.1      Advances............................................................................          13
         2.2      Advances by Borrower................................................................          16
         2.3      Increased Costs; Capital Adequacy...................................................          17
         2.4      Liquidation Fee.....................................................................          18
         2.5      Basis for Determining LIBOR Rate Inadequate or Unfair...............................          18
         2.6      Payments............................................................................          19
         2.7      Setoff; etc.........................................................................          19
         2.8      Revolving Credit Commitment Fee.....................................................          19
         2.9      Other Fees..........................................................................          20
         2.10     Application of Payments and Collections.............................................          20
         2.11     Letters of Credit...................................................................          21
ARTICLE III. CONDITIONS PRECEDENT.....................................................................          23
         3.1      Conditions Precedent to Effectiveness...............................................          23
         3.2      Conditions Precedent to All Advances, and Issuances of Letters of Credit............          25
         3.3      Conditions Subsequent...............................................................          26
ARTICLE IV. REPRESENTATIONS AND WARRANTIES............................................................          26
         4.1      Organization; etc...................................................................          26
         4.2      Due Authorization...................................................................          26
         4.3      Subsidiaries........................................................................          27
         4.4      Validity of the Agreement...........................................................          27
         4.5      Financial Statements................................................................          27
         4.6      Business............................................................................          27
         4.7      Litigation; etc.....................................................................          27
         4.8      Compliance with Law.................................................................          27
         4.9      ERISA Compliance....................................................................          28
         4.10     Indebtedness and Liabilities........................................................          28
         4.11     No Investments......................................................................          28
         4.12     Use of Proceeds.....................................................................          28
         4.13     Governmental Regulation.............................................................          28
         4.14     Margin Stock........................................................................          29
         4.15     Investment Company Act..............................................................          29
         4.16     Accuracy of Information.............................................................          29
         4.17     Tax Returns; Audits.................................................................          29
         4.18     Environmental and Safety Regulations................................................          29
         4.19     Payment of Wages....................................................................          30
         4.20     Intellectual Property...............................................................          30
         4.21     Forecasts...........................................................................          30
         4.22     Solvency............................................................................          30
         4.23     No Default..........................................................................          30
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         4.24     No Material Adverse Occurrence......................................................          31
         4.25     Material Contracts..................................................................          31
ARTICLE V. CERTAIN AFFIRMATIVE COVENANTS..............................................................          31
         5.1      Financial Information; etc..........................................................          31
         5.2      Maintenance of Existence; etc.......................................................          33
         5.3      Maintenance of Properties and Material Contracts....................................          33
         5.4      Payment of Taxes; etc...............................................................          33
         5.5      Compliance with Laws................................................................          34
         5.6      Books and Records; etc..............................................................          34
         5.7      Insurance...........................................................................          34
         5.8      Maintain Business and Fiscal Year End...............................................          35
         5.9      ERISA...............................................................................          35
         5.10     Changes to GAAP.....................................................................          35
         5.11     Use of Proceeds.....................................................................          35
         5.12     Payment of Indebtedness; Loans......................................................          36
         5.13     Subsidiary Guaranty.................................................................          36
         5.14     Survival of Warranties and Representations..........................................          36
ARTICLE VI. CERTAIN FINANCIAL COVENANTS AND NEGATIVE COVENANTS........................................          36
         6.1      Fixed Charge Coverage Ratio.........................................................          36
         6.2      Maximum Adjusted Total ; Leverage Ratio.............................................          36
         6.3      Limitations on Indebtedness.........................................................          36
         6.4      Liens...............................................................................          37
         6.5      Dividends, Stock Purchase and Distributions.........................................          38
         6.6      Sales of Assets.....................................................................          38
         6.7      Liquidations, Mergers and Consolidations............................................          38
         6.8      Disposition of Securities of a Subsidiary...........................................          38
         6.9      Investments.........................................................................          39
         6.10     Transactions with Affiliates........................................................          39
         6.11     Acquisitions........................................................................          39
         6.12     Rate Hedging Obligations............................................................          39
         6.13     Amendment and Waiver................................................................          39
         6.14     Limitation on Guarantees............................................................          39
         6.15     ERISA Liabilities...................................................................          39
         6.16     Material Contracts..................................................................          39
ARTICLE VII. EVENTS OF DEFAULT........................................................................          40
         7.1      Events of Default...................................................................          40
         7.2      Action if Event of Default..........................................................          42
         7.3      Remedies............................................................................          42
ARTICLE VIII. MISCELLANEOUS...........................................................................          43
         8.1      Waivers, Amendments; etc............................................................          43
         8.2      Payment Dates.......................................................................          43
         8.3      Notices.............................................................................          43
         8.4      Costs and Expenses..................................................................          43
         8.5      Indemnification.....................................................................          44
         8.6      Severability........................................................................          45
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         8.7      Governing Law.......................................................................          45
         8.8      Successors and Assigns..............................................................          45
         8.9      Execution in Counterparts; Facsimile................................................          46
         8.10     Financial Information...............................................................          46
         8.11     Entire Agreement....................................................................          47
         8.12     Other Relationships.................................................................          47
         8.13     Directly or Indirectly..............................................................          47
         8.14     Arbitration.........................................................................          47
         8.15     Consent to Jurisdiction.............................................................          48
         8.16     Waiver of Jury Trial................................................................          49
         8.17     Rules of Construction...............................................................          49
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                                     -iii-

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ANNEX I    -   List of Jurisdictions in which the Borrower is Qualified to Do
               Business
ANNEX II   -   List of Subsidiaries; Jurisdictions of Incorporation and
               Qualification to do Business and Stock Ownership
ANNEX III  -   Indebtedness; Liens
ANNEX IV   -   Approved Acquisitions

EXHIBIT A  -   Form of Notice of Borrowing
EXHIBIT B  -   Form of Revolving Credit Note
EXHIBIT C  -   Form of Legal Opinion of Counsel to Borrower and their
               Subsidiaries
EXHIBIT D  -   Form of Loan Certificate
EXHIBIT E  -   Form of Compliance Certificate
EXHIBIT F  -   Form of Application and Agreement for Standby Letter of Credit

                           REVOLVING CREDIT AGREEMENT

         This Revolving Credit Agreement dated as of December 19, 2003 by and between Panera, LLC, a Delaware limited liability company (the "Borrower"), and Bank of America, N.A., a national banking association (the "Lender).

         WHEREAS, the Borrower has requested and the Lender has agreed to provide, subject to the terms and conditions hereof, certain extensions of credit to the Borrower.

         NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by the Lender, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         The following capitalized terms when used in this Agreement shall have the following meanings:

         "Acquisition" means (whether by purchase, exchange, issuance or contribution of stock, debt or other securities, merger, reorganization, joint venture or otherwise) any transaction, or any series of related transactions by which any Borrower and/or its Subsidiaries directly or indirectly (i) acquires any Person, which Person shall then become consolidated with any Borrower or any Subsidiary in accordance with GAAP, (ii) acquires all or any substantial amount of the assets of any Person or division thereof or (iii) acquires (in one transaction or as the most recent transaction in a series of transactions) fifty percent (50%) or more (by percentage of voting power or by percentage of equity interests or both) of the outstanding Voting Stock or other interests of a corporation, partnership, limited partnership or other entity. For purposes of this definition, the amount of assets shall be deemed "substantial" if such assets have a fair market value in excess of $2,500,000.

         "Adjusted LIBOR Rate" shall mean a rate per annum determined pursuant to the following formula:

     Adjusted LIBOR Rate =          LIBOR Rate
                              -----------------------
                              1 - Reserve Requirement

         "Adjusted Total Leverage Ratio" shall mean the ratio of (i) (a) total Funded Debt of the Borrower for the immediately preceding 12 months, plus (b) eight (8) multiplied by the Rent Expense for the same period to (ii) EBITDAR.

         "Advance" shall have the meaning set forth in Section 2.1(a).

         "Affiliate" shall mean and include, with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person and in addition, in the case of the Borrower, includes each officer, director, joint venturer and partner, and each stockholder or member deemed to have control pursuant to the next sentence of this definition, of each of the Borrower. For purposes of this definition, a Person shall be deemed to

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control another Person if the controlling Person owns or controls, directly or indirectly, ten percent (10%) or more of the shares of stock, other equity interests or voting power of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Agreement" shall mean this Revolving Credit Agreement as originally executed and as amended, modified or supplemented from time to time.

         "Agreement Date" shall mean December 19, 2003.

         "Applicable Fee Percentage" shall have the meaning set forth in Section 2.8(b).

         "Applicable Margin" shall mean the interest rate margin applicable to Advances hereunder as determined in accordance with Section 2.1(j).

         "Base Rate" shall mean, at any time, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such date, and (ii) the Federal Funds Rate in effect at such time plus one-half of one percent (0.50%).

         "Base Rate Loan" shall mean, as of any date, an Advance designated or maintained as a "Base Rate Loan" pursuant to Section 2.1.

         "Board of Directors" shall mean the Board of Directors of the Borrower.

         "Borrower" shall mean, Panera, LLC, a Delaware limited liability company.

         "Business Day" shall mean any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in New York, New York and Atlanta, Georgia and, if such day relates to an event, a transaction or a notice with respect to a LIBOR Base Loan, a day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

         "Capital Lease" shall mean a lease of (or other agreement conveying the right to use) real and /or personal property, which obligation is, or in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) is required to be, classified and accounted for as a capital lease on a balance sheet of such Person.

         "Capital Lease Obligations" shall mean, with respect to any Person, any obligation of such Person to pay rent or other amounts under a Capital Lease and for purposes of this Agreement the amount of each Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

         "Cash Account" shall have the meaning set forth in Section 2.11.

         "Change of Control" shall mean (i) the acquisition of ownership, or the execution or making of any agreement to acquire ownership, directly or indirectly, in one or more transactions, through purchase, merger, joint venture, reorganization or otherwise (including the

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agreement to act in concert without anything more), by any Person or group of
Persons acting in concert, of (A) beneficial ownership or control of securities representing 50% or more of the voting power of the Voting Stock of the Borrower or (B) all or any substantial portion of the assets of the Borrower. For purposes of this definition, the terms "Person" and "group" shall include the meanings for such terms as used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, and "beneficial ownership" shall include the meaning of "beneficial owner" as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, and a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire (whether such right is exercisable immediately or with the passage of time or the occurrence of a contingency).

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Commitment or Commitment(s)" shall mean and refer to the Revolving Loan Commitment.

         "Compliance Certificate" shall have the meaning set forth in Section 5.1(c).

         "Credit Parties" shall mean, collectively, each of the Borrower and the Guarantor.

         "Default" shall mean any event which, regardless of whether there shall have occurred any giving of notice or lapse of time, or both, would be necessary to constitute an Event of Default.

         "Default Rate" shall mean a simple interest rate per annum equal to the higher of (i) the Base Rate plus two percent (2%) and (ii) the Adjusted LIBOR Rate plus the Applicable Margin with respect to LIBOR Base Loans plus two percent (2%).

         "Dollars" or "$" shall mean the basic unit of the lawful currency of the United States of America.

         "EBITDA" of any Person shall mean, for any period for which the amount thereof is to be determined, Net Income (or loss) of such Person for such period, plus (to the extent deducted in determining Net Income and without duplication to adjustments to net income of such Person (determined in accordance with GAAP) made in the determination of Net Income) the sum of (i) Federal, state or local income taxes of such Person during such period, (ii) Interest Expense of such Person during such period, (iii) depreciation and amortization of such Person during such period (net of amortization of deferred rent incentives) and (iv) non-cash charges related to stock incentive plans.

         "EBITDAR" shall mean, for any period for which the amount thereof is to be determined, the sum of (without duplication) (i) the EBITDA of the Borrower for such period, and (ii) the Rent Expense during such period.

         "Effective Date" shall mean the date on which all conditions set forth in Article III (other than conditions subsequent set forth in Section 3.3, if any, not yet required to be satisfied) are satisfied.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder and under the Code, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         "ERISA Affiliate" shall mean any Person, including Affiliates or Subsidiaries of the Borrower, that is a member of any group of organizations or a controlled group of trades or businesses, as described in Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA, of which any Borrower is a member.

         "Event of Default" shall mean any Event of Default described in Article VII.

         "Exchange Act" shall have the meaning set forth in the definition of Change of Control in Article I.

         "Federal Funds Rate" means a fluctuating interest rate per annum equal for each day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

         "Fixed Charges" shall mean, for any period for which the amount thereof is to be determined, the sum of the following (without duplication) (i) Interest Expense of the Borrower for such period, plus (ii) Rent Expense for such period, plus (iii) Capital Lease Obligations paid or required to be paid by the Borrower during such period, plus (iv) all payments of principal made or required to be made by the Borrower during such period on Indebtedness for borrowed money (other than Capital Leases), excluding principal amounts paid prior to the Effective Date with respect to any outstanding credit facility or similar Indebtedness of the Borrower that was completely and permanently repaid and retired on or prior to the Effective Date.

         "Funded Debt" of any Person shall mean all Indebtedness owed or Guaranteed by such Person.

         "GAAP" shall mean generally accepted accounting principles in the United States consistently applied.

         "Guarantee(s) or Guaranty" shall mean all direct and indirect guarantees, sales with recourse, endorsements (other than for collection or deposit in the ordinary course of business) and other obligations (contingent or otherwise) of any Person to pay, purchase, repurchase or otherwise acquire or become liable upon or in respect of any Indebtedness of any other Person, and, without limiting the generality of the foregoing, all obligations (contingent or otherwise) by any Person to purchase products, supplies or other Property or services for any Person under agreements requiring payment therefor regardless of the non-delivery or non-furnishing thereof (except for agreements for the purchase of commodities used in the Borrower' business entered into in the ordinary course of such business consistent with past practice), or to make investments in any other Person, or to maintain the capital, working capital, solvency or general financial conditions of any other Person, or to indemnify any other Person against and hold him harmless from damages, losses and liabilities, all under circumstances intended to enable such other Person or Persons to discharge any Indebtedness or to comply with agreements relating to such Indebtedness or otherwise to assure or protect creditors against loss in respect of such Indebtedness. The amount of any Guarantee shall be deemed to be the amount of the Indebtedness of, or damages, losses or liabilities of, the other Person or Persons in connection with which the Guarantee is made or to which it is related unless the obligations under the Guarantee are limited to a maximum determinable amount, in which case the amount of such Guarantee shall be deemed to be such maximum determinable amount.

         "Guarantor" shall mean the Parent.

         "Indebtedness" of any Person shall mean and include, as of any date as of which the amount thereof is to be determined, and without duplication (i) all obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of Property or which is represented or evidenced by notes, drafts, bonds, debentures or other similar instruments, (ii) all Guarantees of such Person, (iii) all indebtedness, liabilities and other obligations secured by any Lien on or with respect to Property of such Person, whether or not liability has been assumed by such Person for the payment of such obligations, (iv) all obligations of such Person as an account party in respect of letters of credit and bankers acceptances, (v) all net obligations of such Person in respect of Rate Hedging Obligations, (vi) Capital Lease Obligations of such Person, and (vii) all items which in accordance with GAAP would be included in determining total liabilities as shown on the balance sheet of such Person.

         "Indemnified Liabilities" shall have the meaning set forth in Section 8.5.

         "Indemnified Parties" shall have the meaning set forth in Section 8.5.

         "Interest Expense" shall mean, for any period for which the amount thereof is to be determined, the consolidated interest expense of the Borrower, including all interest on Indebtedness (including imputed interest related to Capital Leases), all amortization of loan commitment, origination and unused facility fees and expenses and Rate Hedging Obligations of the Borrower, to the extent required to be reflected on the income statement of the Borrower in accordance with GAAP.

         "Interest Period" shall mean, with respect to any LIBOR Base Loan, the period for the computation of interest commencing on the date the relevant Advance is made and ending on the date which is one (1), two (2), three (3) or six (6) months thereafter. For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding date in the next calendar month. Notwithstanding the foregoing, however (x) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to any LIBOR Base Loan only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (y) any applicable Interest Period, with respect to LIBOR Base Loans only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (x) above) end on the last day of such calendar month, and (z) no Interest Period shall extend beyond the Maturity Date, or such earlier date as would interfere with the Borrower's repayment obligations hereunder.

         "Investment" shall mean, with respect to any Person, any loan, advance or extension of credit (other than to customers or employees, in their capacity as customer or employee, in the ordinary course of business) by such Person to, or any Guarantee or other contingent liability with respect to the capital stock, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any capital stock, limited partnership interest, general partnership interest, or other securities of any such other Person, other than an Acquisition; and "Invest," "Investing" or "Invested" shall mean the making of an Investment. "Investment" shall also include the maximum possible total cost of any future commitment or other obligation binding on any Person to make an Investment or any subsequent Investment (whether or not subject to contingencies).

         "L/C Outstandings" shall mean, at any time, the sum of (i) the stated amount available to be drawn under all Letters of Credit outstanding and (ii) the aggregate amount of all drawings in respect of all Letters of Credit remaining unpaid by the Borrower.

         "Lender" shall mean Bank of America, N.A.

         "Letters of Credit" shall have the meaning set forth in Section
2.11(a).

         "LIBOR Base Loan" shall mean, for any Interest Period, any borrowing designated, continued or maintained as a "LIBOR Base Loan" pursuant to Section 2.2.

         "LIBOR Rate" shall mean for each Interest Period the rate of interest per annum as determined by the Lender (rounded upward, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16th of 1%)) at which deposits of Dollars in immediately available and freely transferable funds are offered at 11:00 A.M. London time two (2) Business Days prior to the commencement of such Interest Period to the Lender or its agent in the London interbank market for a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Base Loan to be outstanding during such Interest Period.

         "Lien" shall mean, with respect to any interest in Property (whether real, personal or mixed and whether tangible or intangible) (i) any interest or right which secures the payment of indebtedness or an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute or contract, and whether or not choate, vested or perfected, including, without limitation, any such interest or right arising from a mortgage, charge, pledge, negative pledge or other agreement not to lien or pledge, assignments, security interest, conditional sale, levy, execution, seizure, attachment, garnishment, Capital Lease or trust receipt, or arising from a lease, consignment or bailment given for security purposes, excluding landlord liens created by statute and excluding liens granted a landlord in an existing lease, and (ii) any exception to or defect in the title to or ownership interest in such Property, including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases and licenses. For purposes of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         "Loan" shall mean, individually or collectively, a LIBOR Base Loan, a Base Rate Loan and any other loans made by Lender to Borrower pursuant to the terms hereof.

         "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Guaranty, each Notice of Borrowing, all agreements and documents referenced in Article III, and all other documents, agreements, opinions and certificates executed or delivered by or on behalf of the Borrower to the Lender, in connection with or contemplated by this Agreement or any other document contemplated hereby.

         "Maintenance Capital Expenditures" shall mean the greater of (i) actual maintenance capital expenditures incurred by Borrower as determined in accordance with GAAP and recorded on the Borrower's financial statements, or
(ii) an assumed amount per restaurant unit of $15,000.

         "Material Adverse Occurrence" shall mean any fact, circumstance, development or occurrence of any nature whatsoever (including, without limitation, any adverse determination in any litigation, arbitration, governmental investigation or proceeding) which taken alone or in combination with any other fact, circumstance or occurrence or which, with notice or passage of time (i) materially adversely affects or is reasonably likely to have a material adverse effect on the business, properties, assets, liabilities, prospects, operations or condition, financial or otherwise, of the Borrower taken as a whole, (ii) materially impairs or is reasonably likely to materially impair the binding nature, validity or enforceability of this Agreement or any of the other Loan Documents, the ability of any Borrower to perform their obligations under this Agreement or any of the other Loan Documents or the rights of the Lender hereunder and thereunder, or (iii) materially adversely affects or is reasonably likely to have a material adverse effect on the Loans.

         "Material Contract" shall mean, as to the Borrower, any supply, lease, franchise, purchase, service, employment, management, tax, indemnity, option, shareholder or other agreement, plan or contract which provides for aggregate payments, performance of services or transfers of funds or other Property to or from any Person pursuant to such agreement or contract (to which such Person is a party or by which any such Person or any of its Properties is otherwise bound) in excess of $2,000,000 during any fiscal year or which is otherwise material to the Borrower's business.

         "Maturity Date" shall mean the earlier of (i) December 19, 2006 and
(ii) such earlier date on which payment in full of all outstanding Obligations shall be due (whether by acceleration or otherwise).

         "Minimum Fixed Charge Coverage Ratio" shall mean the ratio of EBITDAR less cash taxes paid, less Maintenance Capital Expenditures, less distributions, less dividends and less advances or loans to third parties, divided by the sum of Interest Expense plus principal payments plus Rent Expense.

         "Monthly Payment Date" shall mean the first Business Day of each calendar month, commencing on the first of such dates to occur after the Effective Date.

         "Moody's" shall mean Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

         "Multiemployer Plan" shall mean any multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA of, or contributed to by Borrower, or any ERISA Affiliate.

         "Net Income" shall mean, for any period for which the amount thereof is to be determined, the net income (or net losses) of the Borrower as determined in accordance with GAAP, but excluding extraordinary gains or losses and related tax effects thereon.

         "Net Proceeds" shall mean, with respect to any sale, lease, transfer or other disposition of assets or securities, all proceeds of such sale or other transaction net of (i) direct, reasonable and customary out-of-pocket costs and expenses of such sale or other transaction paid by the Borrower to a Person other than Borrower or any Affiliate of Borrower, (ii) Federal, state and local income taxes, sales taxes, transfer taxes or similar taxes imposed on the Borrower on account of such sale or other transaction, and (iii) amounts, if any, paid with respect to Indebtedness secured by any Lien on such assets which is senior in priority to the Lien of the Lender, if any, on such assets.

         "Note(s)" shall mean, individually or collectively, as the case may be, the Revolving Credit Note, and any other promissory notes accepted by the Lender in exchange for or in substitution of any such Revolving Credit Notes.

         "Notice of Borrowing" shall mean the notice in the form of EXHIBIT A attached hereto to be delivered to the Lender pursuant to Section 2.1(c).

         "Obligations" shall mean (i) all Loans, Advances, L/C Outstandings, debts, liabilities, payment and performance obligations, covenants and duties of every kind, nature and description owing by the Borrower to the Lender or any Affiliate thereof, of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether evidenced by any note, guarantee or other instrument, whether for the payment of money or in kind, whether arising by reason of any extension of credit, issuing, guaranteeing or confirming of a letter of credit, guaranty, indemnification, contract, tort, operation of law or in any other manner, whether direct or indirect (including those acquired by assignment or purchase), absolute or contingent, liquidated or unliquidated, due or to become due, now existing or hereafter arising and however acquired, (ii) all Rate Hedging Obligations owing at any time or from time to time by the Borrower to the Lender or any Affiliate thereof, and (iii) the obligation to pay an amount equal to the amount of any and all damages which the Lender (or its Affiliates in the case of Rate Hedging Obligations), may suffer by reason of a breach by Borrower, or any other obligor, of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document. The term "Obligations" includes, without limitation, all principal, interest, fees, charges, expenses, reasonable attorneys' fees, and any other sum chargeable to the Borrower, whether now existing or hereafter arising, under this Agreement or any other Loan Document or in connection with any Rate Hedging Obligation.

         "Operating Lease" shall mean a lease (excluding Capital Leases) of Property to which the Borrower is a party as lessee having an unexpired term (including any periods of renewal or extension which may be exercised at the option of the lessor or lessee) in excess of one year.

         "Parent" shall mean Panera Bread Company, a Delaware corporation.

         "Parent Guaranty" shall mean that certain Parent Guaranty of even date herewith executed by the Parent in favor of the Lender with respect to the Obligations.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Permitted Investment" shall mean any of the following Investments made by the Borrower in any Person: (i) obligations, with a maturity of less than three (3) years from the date of acquisition thereof, issued by or unconditionally guaranteed by the United States of America or an agency or instrumentality thereof backed by the full faith and credit of the United States of America; (ii) direct obligations of any state of the United States, any subdivision or agency thereof or any municipality therein which are rated by S&P or Moody's in one of the top three (3) rating classifications and maturing within three (3) years of the date of acquisition thereof; (iii) certificates of deposit or banker's acceptances, maturing within three (3) years of the date of acquisition thereof, issued by commercial banks organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating not less than $100 million and whose unsecured long-term debt is rated in one of the top two rating classifications by S&P or Moody's;
(iv) commercial paper of any corporation organized under the laws of the United States or any state thereof, rated in one of the top three (3) rating classifications by S&P or Moody's and with a maturity of less than 366 days from the date of acquisition thereof; and (v) Investments existing as of the date of this Agreement, and disclosed in the financial statements of the Borrower as contemplated in Section 4.11.

         "Permitted Liens" shall have the meaning set forth in Section 6.4.

         "Person" shall mean any natural person, corporation, firm, joint venture, partnership, limited partnership, limited liability company, association, trust or other entity or organization, whether acting in an individual, fiduciary or other capacity, or any government or political subdivision thereof or any agency, department or instrumentality thereof.

         "Plan" shall mean each employee benefit plan (as defined in Section 3(3) of ERISA), whether now in existence or hereafter instituted, of, or contributed to by, the Borrower or any ERISA Affiliate.

         "Post Closing Agreement" shall mean that certain Post Closing Agreement of even date herewith executed by the Borrower and the Parent for the benefit of the Lender.

         "Prime Rate" shall mean the rate announced by the Lender from time to time as its prime rate, changing as and when such prime rate changes; the Lender may lend to its customers at rates that are at, above or below the Prime Rate.

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, and any right in respect of any of the foregoing.

         "Rate Hedging Obligations" shall mean any and all obligations of a Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates applicable to such party's assets or liabilities, including but not limited to interest rate swaps, basis swaps, interest rate floors, collars, caps, options, forward agreements or other similar rate protection transactions, or any combination of or options with respect to any of the foregoing, and (ii) any and all cancellations, buy backs, reversals, terminations, assignments, modifications, supplements and amendments of any of the foregoing.

         "Regulation D," "Regulation T," "Regulation U" and "Regulation X" shall mean Regulation D, Regulation T, Regulation U and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

         "Regulatory Change" shall mean any change after the date hereof in any (or the adoption after the date hereof of any new):

                  (i) Federal, state or foreign law applying to a class of financial institutions to which the Lender or one or more of the Lenders belongs; or

                  (ii) regulation, interpretation, directive or request (whether or not having the force of law) applying to a class of financial institutions to which the Lender or one or more of the Lenders belongs of any court, central bank, governmental authority or comparable agency charged with the interpretation or administration of any law referred to in clause (i) of this definition or of any fiscal, monetary or other authority having jurisdiction or authority over the Lender.

         "Rent Expense" shall mean, for any period for which the amount thereof is to be determined, the sum of all rents (exclusive of property taxes, property and liability insurance premiums, advertising, maintenance costs and extraordinary costs and expenses) which are included in calculating Net Income of the Borrower during such period under Operating Leases in respect of which the Borrower is obligated as a lessee or user or as a guarantor of the obligations of a lessee or user.

         "Reserve Requirement" shall mean, for any Interest Period applicable to any LIBOR Base Loan, the sum (expressed as a decimal) of (i) the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System against "Eurocurrency liabilities" and (ii) any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (x) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined or (y) any category of extensions of credit or other assets which includes a LIBOR Base Loan.

         "Revolving Credit Commitment" shall mean the original principal amount of up to $10,000,000, as the same may be modified in accordance herewith.

         "Revolving Credit Commitment Fee" shall have the meaning set forth in
Section 2.8.

         "Revolving Credit Loan" shall mean, individually or collectively, the Loans made pursuant to Section 2.1.

         "Revolving Credit Note" shall mean each of the promissory notes, substantially in the form of EXHIBIT B attached hereto, made by the Borrower payable to the order of the Lender to evidence the Advances made by Lender.

         "SEC" shall mean the United States Securities and Exchange Commission, and any successor entity thereto.

         "S&P" shall mean Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

         "Subsidiary" of any Person shall mean (i) any corporation of which more than 50% of the outstanding shares of capital stock of any class or classes having ordinary voting power for the election of directors (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is now or hereafter owned directly or indirectly by such Person, by such Person and one or more of its Subsidiaries, or by one or more of such Person's other Subsidiaries, (ii) any partnership, association, limited liability company, joint venture or other entity in which such Person, such Person and one or more of its Subsidiaries, or one or more of its Subsidiaries, is either a general partner or has an equity or voting interest of more than 50% at the time, and (iii) any other entity which is directly or indirectly controlled or capable of being controlled by such Person or one or more Subsidiaries of such Person or both.

         "Subsidiary Stock" shall have the meaning set forth in Section 6.8.

         "Termination Date" shall mean the date which is the earlier of (i) the Maturity Date or (ii) the date upon which the obligation of the Lender to make Advances is terminated pursuant to Section 2.1(b).

         "Unfunded Obligations" shall mean at any time the obligations of the Borrower to the Lender in respect of undrawn amounts of Letters of Credit. Each Unfunded Obligation will be deemed to be in an amount equal to the undrawn amount of the relevant Letter of Credit.

         "Unused Portion" shall mean, as of any date, the aggregate Revolving Credit Commitment on such date, minus the sum of (i) the average daily outstanding principal amount of the Advances during the fiscal quarter ended immediately prior to such date, plus (ii) the aggregate stated amount of the outstanding Letters of Credit on such date.

         "Voting Stock" shall mean stock or similar interests of any class or classes (however designated), the holders of which are generally and ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or Persons performing similar functions) of a corporation or other business entity.

         Other terms defined herein shall have the meanings ascribed to them herein. Each definition of an agreement or instrument in this Article I or elsewhere in this Agreement shall include such agreement or instrument, together with all schedules, exhibits, annexes and attachments thereto, all as may be amended, modified, supplemented, renewed, replaced or restated from time to time in accordance herewith. Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. Except where the context otherwise requires, each reference herein to an Article, Section, Exhibit, Annex or Schedule shall be to an Article, Section, Exhibit, Annex or Schedule hereto. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Unless the context clearly indicates otherwise, the word "including" when used in this Agreement means "including but not limited to," the word "include" means "include, without limitation," the words "hereof," "herein," "hereto" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement and examples set forth in this Agreement are for illustration purposes only and shall not be deemed to limit the provision that the example is illustrating. Any non-monetary Event of Default, if not cured within an applicable cure period hereunder shall "exist," "continue" or be "continuing" until such non-monetary Event of Default has been waived in writing in accordance with Section 8.1. This Agreement and the Loan Documents shall not be construed or interpreted against any Person due to such Person being deemed to have drafted it.

                                  ARTICLE II.
                                  THE ADVANCES

         2.1      Advances.

         (a) Revolving Credit Commitment. Subject to the terms and conditions set forth in this Agreement, Lender agrees to make one or more advances (each an "Advance") to the Borrower from time to time on any Business Day during the period from the Agreement Date and ending on the Termination Date; provided, however, that Lender shall not be required to make any Advance if, after giving effect to such Advance, (1) the sum of the aggregate outstanding principal amount of all Advances made by Lender, plus the L/C Outstandings, would exceed the Revolving Credit Commitment, (2) an Event of Default exists or is continuing or (3) a Default or Material Adverse Occurrence exists (provided, however, that if (A) such Default or Material Adverse Occurrence has not become or given rise to an Event of Default and is completely cured or remedied, and (B) no other Default or Material Adverse Occurrence then exists, the obligation of the Lender to make Advances under this Section 2.1(a) shall resume). Each borrowing under this Section 2.1(a) shall consist of Advances made on the same day by the Lender. Within the limits set forth above, the Borrower may borrow, repay and reborrow funds pursuant to this Section 2.1(a).

         (b) Termination. The obligation of the Lender to make Advances, and to issue Letters of Credit shall terminate on the earliest to occur of:

                  (1) The Maturity Date;

                  (2) Upon written notice by the Borrower to the Lender at any time when no amount is outstanding on the Notes, no Letters of Credit are outstanding hereunder and all drawings under Letters of Credit have been reimbursed in accordance with Section 2.11(b) hereof;

                  (3) Immediately and without notice or further action upon the occurrence of an Event of Default described in clauses (f) or (g) of
         Section 7.1; or

                  (4) Immediately if any Event of Default (other than of the nature specified in clauses (f) or (g) of Section 7.1) shall have occurred and be continuing and either: (A) the Lender shall have demanded payment of the Notes or (B) the Lender shall so elect by giving written notice to the Borrower for purposes of this clause.

         (c)      Manner of Borrowing.

                           (1) The Borrower may request an Advance by delivering
                  to the Lender in respect of each requested Advance a written Notice of Borrowing (which may be transmitted by telecopier) or by oral notice to the Lender confirmed by a written Notice of Borrowing (which may be transmitted by telecopier), indicating thereon the aggregate principal amount of the Advance requested and the date on which such Advance is requested to be made (which shall be a Business Day), by not later than 12:00 noon (New York, New York time) on the third Business Day preceding the Business Day on which an Advance is to be made. Any such Notice of Borrowing given by the Borrower shall be irrevocable.

                           (2) Upon receipt of the Notice and upon satisfaction
                  of the applicable conditions set forth in Article III, the Lender shall make such Advance available to the Borrower by transferring the amount thereof in immediately available funds for credit to an account (other than a payroll account) maintained by the Borrower at the Lender, or otherwise as directed by the Borrower.

                           (3) Advances shall be made in aggregate minimum
                  amounts of $250,000 and in integral multiples of $50,000 thereafter.

                           (4) Each request for an Advance shall be deemed a
                  representation and warranty by the Borrower, binding upon the Borrower, that all conditions precedent to such Advance under
                  Article III are satisfied as of the date of such request and as of the date of such Advance.

         (d) Revolving Credit Note. The Advances made by Lender shall be evidenced by, and be payable in accordance with the terms of, the Revolving Credit Note made by the Borrower payable to the order of Lender in a principal amount equal to the Revolving Credit Commitment.

         (e) Promise to Pay. The Borrower hereby promises to pay in full to the Lender the amount of all Obligations, including the principal amount of all Loans, together with accrued interest, fees and other amounts due thereon, all in accordance with the terms of this Agreement and the Notes. All Obligations, including the principal amount of all Loans, together with accrued interest, fees and other amounts due thereon, shall be due and payable in full on the Maturity Date.

         (f) Interest on Loans. The Borrower agrees to pay interest on the aggregate outstanding principal amount of the Loans until paid in full as follows:

                  (1) with respect to any LIBOR Base Loan, at a rate per annum equal at all times during the Interest Period relating to such LIBOR Base Loan to the sum of the Adjusted LIBOR Rate plus the Applicable Margin; and

                  (2) with respect to any Base Rate Loan, at a fluctuating rate per annum equal to the Base Rate plus the Applicable Margin (each such Loan being a "Base Rate Loan").

         (g)      Calculation of Interest; Payment of Interest.

                  (1) Other than calculations of Interest at the Prime Rate (which shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed), all calculations of Interest and Interest at the Default Rate shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                  (2) Interest on Advances under the Revolving Credit Loan shall be payable as follows:

                           (i) Interest on each Base Rate Advance shall be payable monthly in arrears on the first day of each month for the prior month commencing on the first day of the first month from there date hereof.

                           (ii)     Interest on each LIBOR Base Advance shall be
payable on the last day of the applicable Interest Period and, with respect to LIBOR Base Advances for which the applicable Interest Period exceeds 3 months, also on the last day of each fiscal quarter occurring during such Interest Period.

                           (iii)    Interest at the Default Rate shall be
payable on demand.

                           (iv)     Interest on all Loans then outstanding shall
also be due and payable on the Termination Date.

         (h) Interest if No Notice of Selection of Interest Rate Basis. With respect to any Advance, if the Borrower fails to give the Lender timely notice of a LIBOR Base Loan, or if for any reason a determination of a LIBOR Base Loan for any Advance is not timely concluded, the interest rate applicable to such Advance shall be the Base Rate plus the Applicable Margin.

         (i) Interest Upon Default. Immediately upon the occurrence of an Event of Default hereunder, the outstanding principal balance of the Loans, together with accrued and unpaid interest and other unpaid sums, shall bear interest at the Default Rate. Such interest shall be payable on demand and shall accrue until the earliest of (1) waiver or cure (to the satisfaction of the Lender required under Section 8.1 to waive or cure) of the applicable Event of Default, or (2) agreement by the Lender to rescind the charging of interest at the Default Rate, or (3) payment in full of the Obligations.

         (j)      Determination of Applicable Margin.

                  (1) The Applicable Margin in respect of any Base Rate Loan or LIBOR Base Loan, as applicable, shall be determined as of the last day of the immediately preceding fiscal quarter by reference to the table set forth below on the basis of the type of Loan and the Adjusted Total Leverage Ratio determined by reference to the most recent financial statements delivered pursuant to Section 5.1(a) or 5.1(b).

                                                                               APPLICABLE BASE
                                                         APPLICABLE               RATE LOAN
       ADJUSTED TOTAL LEVERAGE RATIO                    LIBOR MARGIN                MARGIN
------------------------------------------------        ------------           ---------------
Greater than or equal to 2.50:1.00                          1.50%                    0.0%
Greater than or equal to 2.25:1.00 but less than
2.50:1.00                                                   1.25%                   0.00%
Greater than or equal to 2.00:1.00 but less than
2.25:1.00                                                   1.00%                    0.0%
Less than 2.00:1.00                                         0.75%                    0.0%

                  (2) The Applicable Margin shall be adjusted quarterly, based on the financial performance of Borrower for the immediately preceding fiscal quarter. Upon receipt of the financial statements delivered pursuant to Section 5.1(a) or
         Section 5.1(b), as applicable, the Applicable Margin shall be adjusted, such adjustment being effective on the tenth Business Day after receipt of such financial statements and the Compliance Certificate to be delivered in connection therewith; provided, however, if the Borrower shall not have timely delivered such financial statements in accordance with Section 5.1(a) or Section 5.1(b), as applicable, beginning with the date upon which such financial statements should have been delivered and continuing until three (3) Business Days after such financial statements are delivered, the Applicable Margin shall equal 0.00% with respect to Base Rate Loans and 1.50% with respect to LIBOR Rate Loans.

         (k)      Prepayment.

                  (1) The Borrower shall have the right, by giving written notice to the Lender by not later than 12:00 noon (New York, New York time) on the second Business Day preceding the date of such prepayment, to prepay all or any portion of an Advance, without premium or penalty; provided, however, that any LIBOR Base Loan may be prepaid in whole or in part only on the last day of the Interest Period applicable thereto; and provided further, that each partial prepayment shall be in an aggregate principal amount of not less than $100,000 and shall be accompanied by accrued interest to the date of prepayment on the amount prepaid. The Borrower shall reimburse the Lender on demand for any loss or out of pocket expenses incurred in connection with any prepayment made, including any costs or expenses described in Section 2.4.

                  (2) At any time that the sum of the aggregate outstanding principal balance of the Loans plus the aggregate stated amount of L/C Outstandings exceeds the Revolving Loan Commitment, the Borrower shall immediately prepay the outstanding principal amount of the Loans in an amount equal to such excess.

         (l) Maximum Aggregate Commitment; Adjustment of Commitments. The original principal amount of the Revolving Loan Commitment shall not exceed $10,000,000. Borrower may elect, subject to the terms and conditions hereof, to obtain Revolving Credit Loans in the maximum total aggregate amount outstanding at any time of $10,000,000 (or such lower amount as the maximum Commitment may be reduced to in accordance with the terms hereof). Subject to Lender's consent, which consent Lender may withhold in its sole discretion, Borrower may request increases in the Revolving Loan Commitment in the amount of $5,000,000 per increase up to a maximum aggregate Commitment amount of $25,000,000.

         2.2      Advances by Borrower.

         (a) Interest Rate for Advances. The Borrower may obtain and maintain all or any portion of an Advance that is in a minimum amount of $250,000 and in an integral multiple of $50,000 thereafter as a LIBOR Base Loan. In the event that for any reason LIBOR Base Loans are not available, Advances shall be made or continued as Base Rate Loans.

         (b) Lender's Records. The Borrower hereby irrevocably authorizes the Lender to make, or cause to be made, an appropriate notation on the records of Lender, reflecting the date and original principal amount of each Advance made by Lender, the dates for each period when such Advance is being maintained, the interest rate for each such period and the dates of principal and interest payments on such Advance. Lender will, prior to any transfer of a Note, endorse on the reverse side thereof the outstanding principal amount of the Advances evidenced thereby. The records of the Lender shall be prima facie evidence of the status of the Lender's Advances, absent manifest error. Failure to make any such notation shall not affect the Borrower's Obligations in respect of such Advances or otherwise.

         2.3      Increased Costs; Capital Adequacy.

         (a) Increased Costs. If (1) as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extension of credit or other assets of or any deposits with or other liabilities of, Lender which affects the making or maintaining by Lender of any loans (including the Loans) or letters of credit (including the Letters of Credit) are imposed, modified or deemed applicable, (2) any other condition affecting this Agreement or the making or maintaining by Lender of any loans (including the Loans) or letters of credit (including the Letters of Credit) is imposed on s Lender or
(3) other circumstances arise affecting Lender or the position of Lender in the relevant market, and Lender in good faith determines that, by reason thereof, the cost to Lender of making or maintaining any loans (including the Loans) or letters of credit (including the Letters of Credit) is increased as a result of such change in circumstances, or any amount receivable hereunder in respect of any Loan or Letter of Credit is reduced (and Lender shall not have been compensated for such increase or reduction by an increase in interest or otherwise by Regulatory Change), then Lender shall promptly notify the Borrower in writing and the Borrower shall pay upon request such additional amount or amounts (which shall be specified in such request) as will (in the good faith determination of such Lender) compensate such Lender for such additional cost or reduction; provided, however, that the Borrower's liability for additional amounts computed in accordance with this Section 2.3(a) shall be neither changed nor waived by any failure to give such notice.

         (b) Capital Adequacy. If any Regulatory Change imposes, modifies or deems applicable any capital adequacy, capital maintenance or similar requirement (including a request or requirement which affects the manner in which Lender allocates capital resources to its commitments, including the Revolving Loan Commitment hereunder) and as a result thereof, the rate of return on Lender's capital as a consequence of the Commitment hereunder or the making or maintaining of any Loans or Letters of Credit hereunder is reduced to a level below that which Lender could reasonably have achieved but for such circumstances, then and in each such case upon notice from time to time by a Lender to the Borrower, the Borrower shall pay to Lender such additional amount or amounts as shall compensate Lender for such reduction in rate of return; provided, however, that the Borrower's liability for additional amounts computed in accordance with this Section 2.3(b) shall be neither changed nor waived by any failure to give such notice.

         (c) Taxes. If any Regulatory Change shall subject Lender or any Loan or Letter of Credit to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement or any Loan or Letter of Credit, except such taxes as may be measured by the overall net income of such Lender and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which Lender's principal executive office or its lending branch is located and Lender in good faith determines that the result thereof is to increase the cost (whether by incurring a cost or adding to a cost) to Lender of making or maintaining any Loan or Letter of Credit hereunder or to reduce the amount of principal or interest received by Lender (without benefit of, or credit for, any prorations, exemptions, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then such Lender shall promptly notify in writing the Borrower and the Borrower shall pay, upon request, such additional amount or amounts as will (in the good faith determination of Lender) compensate Lender for such additional cost or reduction; provided, however, that the Borrower's liability for additional amounts computed in accordance with this Section 2.3(c) shall be neither changed nor waived by any failure to give such notice.

         (d) Conclusive and Binding; Survival. With respect to any additional amount or amounts owing by the Borrower pursuant to this Section 2.3, a statement of Lender as to any such additional amount or amounts shall, in the absence of bad faith, be conclusive and binding on the Borrower. In determining such amount, Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. The obligations of the Borrower under this Section 2.3 shall survive any termination or expiration of this Agreement.

         2.4 Liquidation Fee. The Borrower understands that in connection with the request for a LIBOR Base Loan for an Interest Period, Lender may enter into funding arrangements with third parties on terms and conditions which could result in substantial losses to Lender if such LIBOR Base Loan is not made or does not remain outstanding for the entire Interest Period. Therefore, if either
(i) after Borrower requests a LIBOR Base Loan, the LIBOR Base Loan is not made on the first day of the specified Interest Period for any reason (including, but not limited to, the failure of the Borrower to comply with one or more of the conditions precedent to any Advance under this Agreement) other than an intentional and wrongful failure by Lender to make the LIBOR Base Loan, or (ii) any LIBOR Base Loan is repaid in whole or in part prior to the last day of its Interest Period (whether as a result of acceleration, operation of law or otherwise), the Borrower agrees to indemnify Lender for any loss, cost and expense incurred by it resulting therefrom, including without limitation any loss of profit and any loss or cost in liquidating or employing deposits acquired to fund or maintain the LIBOR Base Loan.

         2.5 Basis for Determining LIBOR Rate Inadequate or Unfair. If with respect to any Advance or any Interest Period:

                  (i) Lender is advised that deposits in lawful money of the United States of America (in the applicable amounts) are not being offered to such Lender in the LIBOR market for the relevant Advance or Interest Period, or Lender otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the relevant market or the position of Lender in such market adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate;

                  (ii) Lender determines that the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to such Lender of maintaining or funding a LIBOR Base Loan for the relevant Advance or Interest Period, or that the making or funding of a LIBOR Base

         Loan has become impracticable as a result of an event which in the opinion of such Lender adversely affects such LIBOR Base Loan; or

                  (iii) Lender determines that any Regulatory Change makes it unlawful or impracticable for Lender to make or continue to maintain any LIBOR Base Loan;

then Lender shall promptly notify the Borrower of such circumstances and then so long as such circumstances shall continue: (1) the obligation of Lender to make a LIBOR Base Loan shall be terminated and (2) all LIBOR Base Loans then outstanding shall automatically be converted into Base Rate Loans.

         2.6 Payments. Any other provision of this Agreement to the contrary notwithstanding, the Borrower shall make each payment of interest on and principal of the Revolving Credit Notes, and fees and other payments due under this Agreement (except as otherwise expressly provided herein), in immediately available funds to the Lender at its office referred to in Section
8.3 hereof not later than 1:00 p.m. (New York, New York time) on the date when due. The Borrower hereby authorizes and directs the Lender and agrees that on the Business Day on which any payment of principal, interest and/or fees are due, the Lender may automatically charge one or more demand deposit accounts of the Borrower maintained with the Lender or with any other Person pursuant to any agreement or instructions of the Borrower permitting the Lender to automatically debit any such account(s) for all or any portion of amounts then due. All payments by the Borrower under this Agreement shall be made without offset, counterclaim or other deduction and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes.

         2.7 Setoff; etc. Upon the occurrence and during the continuance of an Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by Lender to or for the credit or the account of the Borrower, including specifically any amounts held in any account maintained at Lender, against any and all amounts which may be owed to the Lender by the Borrower in connection with this Agreement or any Loan Document. The rights of the Lender under this Section 2.7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have. The Borrower agrees that any holder of a Note or of any participation in a Note may, to the fullest extent permitted by law, exercise all its rights of payment (including set-off) with respect to such participation as fully as if such holder were the direct creditor of the Borrower in the amount of such participation. Lender agrees to use reasonable efforts to notify the Borrower of any exercise of its rights pursuant to this Section 2.7, provided, however, that failure to provide such notice shall not affect Lender's rights under this
Section 2.7 or the effectiveness of any action taken pursuant hereto.

         2.8      Revolving Credit Commitment Fee.

         (a) Payment of Fee. The Borrower agrees to pay a commitment fee (the "Revolving Credit Commitment Fee") for the period (including, without limitation, any portion thereof when the Lenders' obligations to lend shall be suspended by reason of the Borrower' inability to satisfy the conditions of Article III) commencing on the Agreement Date and continuing through the Termination Date, computed on the average daily amount of the Unused Portion during the period for which payment is made at the rate per annum equal to the Applicable Fee Percentage (as determined in accordance with Section 2.8(b)). Such Revolving Credit Commitment Fee shall be payable to the Lender in arrears on the first day of each calendar quarter occurring after the Agreement Date.

         (b) Adjustment of Fee. The applicable fee percentage for the Revolving Credit Commitment Fee (the "Applicable Fee Percentage") shall be determined by reference to the table set forth below on the basis of the Adjusted Leverage Ratio determined by reference to the most recent financial statements delivered pursuant to Section 5.1(a) or 5.1(b).

                                                       APPLICABLE FEE
     ADJUSTED TOTAL LEVERAGE RATIO                       PERCENTAGE
---------------------------------------                --------------
Greater than or equal to 2.50:1.00                         0.35%
Greater than or equal to 2.25:1.00 but
less than 2.50:1.00                                        0.30%
Greater than or equal to 2.00:1.00 but
less than 2.25:1.00                                        0.25%
Less than 2.00:1.00                                        0.20%

Upon receipt by the Lender of the financial statements delivered pursuant to
Section 5.1(a) or 5.1(b), as applicable, the Applicable Fee Percentage shall be adjusted, such adjustment being effective on the first day of the next calendar quarter commencing after the receipt of such financial statements and the Compliance Certificate to be delivered in connection therewith; provided, however, if the Borrower shall not have timely delivered such financial statements in accordance with Section 5.1(a) or 5.1(b), as applicable, and the Compliance Certificate to be delivered in connection therewith beginning with the date upon which such financial statements and Compliance Certificate should have been delivered and continuing until such financial statements and Compliance Certificate are delivered, the Applicable Fee Percentage shall equal 0.35%; provided further, however, that if upon delivery of such financial statements and Compliance Certificate, the Applicable Fee Percentage is adjusted upwards, the adjustment of the Applicable Fee Percentage shall be retroactive to the date upon which such financial statements and Compliance Certificate should have been delivered.

         (c) Compensating Balance. In lieu of paying the fee pursuant to Sections 2.8(a) and 2.8(b) above, Borrower may deposit the sum of $1,000,000 (10% of the Revolving Loan Commitment) with Lender to be held in a non-interest bearing demand deposit account.

         2.9 Other Fees. In addition to the fees required to be paid by the Borrower pursuant to other provisions hereof, the Borrower agrees to pay a non-refundable fee to the Lender on the Agreement Date in the amount of one-quarter of one percent (.25%) multiplied by the aggregate Revolving Loan Commitment.

         2.10     Application of Payments and Collections.

         (a)      Order of Application of Payments. Subject to the provisions of
Section 2.10(b) below or any agreement of the Lender to the contrary, all payments and prepayments and any other amounts received by the Lender from or for the benefit of the Borrower shall be applied, first to pay all other Obligations in respect of fees, expenses, reimbursements or indemnities then due and payable, second to pay interest then due in respect of the Revolving Credit Loans, and third to pay the principal of the Revolving Credit Loans then due and payable.

         (b) Application of Payments After an Event of Default. After the occurrence of an Event of Default and while the same is continuing, the Lender may apply all payments and prepayments in respect of any Obligations hereunder in any order whatsoever, in Lender's sole discretion.

         2.11     Letters of Credit.

         (a) Issuance by the Lender. Subject to all of the terms and conditions hereof (including Section 2.1(a) hereof), at the written request of the Borrower, the Lender will on or after the Effective Date issue standby letters of credit in form and substance satisfactory to the Lender ("Letters of Credit") for the account or benefit of the Borrower expiring on or before the fifth Business Day preceding the Termination Date; provided, however, the Lender shall not be required to issue a Letter of Credit if, after giving effect thereto, (1) the aggregate stated amount of all outstanding Letters of Credit, plus unreimbursed reimbursement obligations, would exceed $3,000,000, (2) the sum of the aggregate outstanding principal amount of all Revolving Credit Loans and the L/C Outstandings would exceed the aggregate amount of the Revolving Credit Commitment, or (3) any other condition set forth in Section 2.1(a) is not satisfied. The aggregate stated amount of any and all Letters of Credit shall count against and reduce the available Revolving Credit Commitment hereunder on a pro rata basis.

         (b) Reimbursement by Borrower. If and to the extent a drawing is at any time made under a Letter of Credit, the Borrower agrees to pay to the Lender, for the account of the Lender, immediately and unconditionally upon demand in lawful money of the United States, an amount equal to each amount which shall be so drawn. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full at the Default Rate. The Lender shall have the right to convert the reimbursement obligation of the Borrower arising out of any such drawing into an Advance made under this Agreement (the Borrower hereby irrevocably authorizes the Lender to refinance without notice to the Borrower the reimbursement obligation of the Borrower arising out of any such drawing into such an Advance and to take all action on behalf of the Borrower required pursuant to Section 2.1(d) hereof to request such Advance), and such Advance to be evidenced by the Revolving Credit Note and for all purposes of this Agreement, without regard to the conditions precedent to making any such Advance and any requirement of this Agreement that each Advance under this Agreement be in a minimum amount. Such Advance shall be at the Base Rate plus the Applicable Margin. If and to the extent any such Letter of Credit expires or otherwise terminates in a manner satisfactory to the Lender without having been drawn upon, the available Revolving Credit Commitment shall to such extent be reinstated.

         (c) Letter of Credit Fees. The Borrower agrees to pay on the first day of each calendar quarter following the Agreement Date, in arrears, to the Lender, a letter of credit fee, computed at an annual rate equal to the Applicable Margin with respect to LIBOR Rate Loans in effect from time to time applied to the aggregate face amount of the Letters of Credit issued for the account of the Borrower from the date of issuance of each Letter of Credit until the expiration thereof, and (2) to the Lender directly for its benefit as issuing bank, all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the amendment, presentation of drafts, and the like customarily charged by the Lender with respect to standby letters of credit, payable at the time of invoice of such amounts.

         (d)      Indemnification.

                  (1) In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to protect, indemnify, defend, pay and save harmless the Lender, from and against any and all liabilities, expenses, losses, damages and costs which the Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit and any drawing thereunder other than, in the case of the Lender, as a result of its gross negligence or willful misconduct in violation of the applicable Letter of Credit agreements, as determined by the final judgment of a court of competent jurisdiction, in determining whether documents presented under any Letter of Credit comply with the terms thereof, or (B) the failure of the Lender to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority.

                  (2) As between the Borrower and the Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, the form and substance of which is attached hereto as Exhibit "F", the Lender shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (E) errors in interpretation of technical trade terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) any consequences arising from causes beyond the control of the Lender.

                  (3) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Lender under or in connection with Letters of Credit issued on behalf of the Borrower or any related certificates shall not, in the absence of gross negligence of the Lender, as determined by the final judgment of a court of competent jurisdiction, in determining whether documents presented under any Letter of Credit comply with the terms thereof, put the Lender, the Lender or any Lender under any resulting liability to the Borrower, and in no event shall the Borrower be relieved of any of its obligations, including the Obligations, hereunder or under any other Loan Documents.

                  (4) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11(d) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and termination of this Agreement.

         (e) Cash Account. Upon the occurrence of any Event of Default (and provided the Notes are accelerated), the Borrower shall immediately pay to the Lender, an amount equal to the Unfunded Obligations, and upon receipt of the payment of such amount, the Lender shall deposit such funds in an interest-bearing cash account (the "Cash Account") in the name of the Borrower maintained with the Lender as to which the Borrower shall have no right of withdrawal, except as provided below. Upon any draw on a Letter of Credit, the Lender shall pay the amounts allocated in respect of such Unfunded Obligation to the Lender. Upon cancellation or termination of a Letter of Credit without its being fully drawn, the Lender shall reapply the amounts allocated in respect of such Unfunded Obligation as provided in Section 2.10, as applicable, as if such portion had then been paid to the Lender by the Borrower for application pursuant to Section 2.10.

                                  ARTICLE III.
                              CONDITIONS PRECEDENT

         3.1 Conditions Precedent to Effectiveness. The effectiveness of the obligations of the Lender to make the initial Advance hereunder, and to issue the initial Letter of Credit hereunder is subject to the following conditions precedent:

         (a) The Lender shall have received copies of all of the following, each in form and substance satisfactory to the Lender in all respects, unless waived by Lender:

                  (1) This Agreement, appropriately completed and duly executed by the parties hereto;

                  (2) The Note, appropriately completed and duly executed by the Borrower;

                  (3) The Parent Guaranty executed by the Guarantor;

                  (4) A favorable opinion of counsel of the general counsel of the Borrower and Guarantor substantially in the form of EXHIBIT C attached hereto;

                  (5) A loan certificate in substantially the form set forth as EXHIBIT D executed by the Manager, secretary or assistant secretary of each of the Credit Parties, certifying that (i) Borrower is a corporation, (ii) a true, correct and complete copy of its articles of incorporation, certificate of incorporation or other charter document with all amendments thereto (as certified by the Secretary of State or similar state official), is attached to the certificate, (iii) a true, correct and complete copy of its bylaws, with all amendments thereto, is attached to the certificate, and (iv) a true, correct and complete copy of the resolutions of its board of directors authorizing the execution, delivery and performance of the Loan Documents to which it is a party are attached to the certificate, and such resolutions have not been subsequently modified or repealed, (v) certificates of good standing dated within a reasonably close period of time prior to the Effective Date for the Borrower issued by the Secretary of State or similar state official for each state in which the Borrower is required to be qualified to do business are attached to such certificate, (vi) true, correct and complete copies of any agreements in effect with respect to the voting rights, ownership interests or management of Borrower, as amended, are attached to the certificate, (vii) the FEIN and Organizational ID Numbers for Borrower are set forth on an attachment to such certificate and (viii) there are no proceedings pending or contemplated as to the merger, consolidation, liquidation or dissolution of the Borrower;

                  (6) A certificate executed by the Manager, secretary or assistant secretary of the Credit Parties certifying the names of the officers of the Credit Parties authorized to sign the Loan Documents and to give notices and other communications in connection with this Agreement and the transactions contemplated hereby, together with a sample of the true signature of such officers;

                  (7) A duly executed Notice of Borrowing for the initial Advance of the Loans, which Notice of Borrowing shall include calculations demonstrating, as of the Effective Date, the Borrower's compliance with the financial covenants set forth herein;

                  (8) A certified copy of all documents evidencing any necessary consent or governmental approvals (if any) with respect to the execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated hereby;

                  (9) Any other required consents to the execution, delivery and performance of this Agreement and the other Loan Documents which may be required by the Lender;

                  (10) Evidence of insurance for all insurance required to be maintained by the Borrower pursuant to this Agreement;

                  (11) The Lender shall have completed, to its reasonable satisfaction, operating, financial and legal due diligence with respect to the Borrower;

                  (12) Such other approvals, consents, agreements, certificates or documents as the Lender may reasonably request; and

                  (13) The Post Closing Agreement.

         (b) Payment by the Borrower of all fees that are due on the Agreement Date in accordance with the provisions of Sections 2.8 and 2.9 hereof, which payment shall be nonrefundable; and

         (c) Payment by the Borrower of all legal fees and all costs and expenses of the Lender's counsel incurred through the date of the requested initial Advance in connection with the preparation and execution of the Loan Documents and incident to all proceedings in connection with, transactions contemplated by, and documents relating to this Agreement and the Loan Documents, which payment shall be nonrefundable.

The making of the Advance hereunder shall not constitute a waiver by the Lender of any right which the Lender may have in the event that any certificate, agreement, financial statement or other document delivered pursuant to this
Section 3.1 or otherwise in connection with the transactions contemplated by this Agreement shall prove to have been false or misleading in any respect at the time made or deemed to be made hereunder.

         3.2 Conditions Precedent to All Advances, and Issuances of Letters of Credit. The obligation of the Lender to make any Advance hereunder, and to issue any Letters of Credit shall be further subject to the satisfaction of each of the following conditions immediately prior to or contemporaneously with each such Advance or Letter of Credit issuance, unless waived in writing by the
Lender:

         (a) In the case of an Advance, delivery to the Lender of a Notice of Borrowing appropriately completed and duly executed by the Borrower; and, in the case of a Letter of Credit, an application for a letter of credit, in form and substance satisfactory to the Lender, appropriately completed and delivered;

         (b) The representations and warranties set forth in Article IV hereof and in each of the other Loan Documents are true and correct in all material respects on the date of and after giving effect to the making of the Advance or the issuance of the Letter of Credit, except that the representations and warranties set forth in Section 4.5 as to the financial statements of the Borrower shall be deemed to be updated to refer to the audited and unaudited financial statements of the Borrower, as the case may be, most recently delivered to the Lender and the Lenders pursuant to Section 5.1;

         (c) No Default or Event of Default shall then have occurred and be continuing on the date of the making of the Advance or the issuance of the Letter of Credit;

         (d) Lender shall have received all such other certificates, reports, statements, opinions of counsel or other documents as the Lender may reasonably request;

         (e)      There shall have occurred no Material Adverse Occurrence;

         (f) The making of the Advance or the issuance of the Letter of Credit by the Lender is not in violation of any applicable law, rule or regulation or any directive, request or order of any court or governmental authority having jurisdiction over such Lender;

         (g) Payment by the Borrower of all fees owed pursuant to this Agreement and of all costs and expenses of the Lender's counsel incurred through the date of the requested Advance or Letter of Credit in connection with the preparation and execution of the Loan Documents and incident to all proceedings in connection with, transactions contemplated by, and documents relating to this Agreement and the Loan Documents, which payment shall be nonrefundable.

The delivery of the Notice of Borrowing or the application for the issuance of a Letter of Credit, as applicable, by the Borrower shall constitute a certification by the Borrower, binding upon the Borrower, as to the matters set forth above.

         3.3 Conditions Subsequent. As a condition subsequent to the funding of the initial Advance and any other Advance hereunder, the Borrower shall execute and deliver to the Lender such other agreements, documents, certificates, assignments, financing statements and acknowledgments as may be reasonably requested by the Lender from time to time to evidence the Loans or to evidence, including but not limited to copies of all Material Contracts entered into after the Agreement Date (the failure by the Borrower to provide such documents within fifteen (15) business days of a written request shall constitute an Event of Default hereunder).

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants as follows to the Lender as of the Agreement Date, as of the Effective Date, and as of the date of each Advance, and each issuance of a Letter of Credit:

         4.1 Organization; etc. Borrower (i) is a corporation validly organized and existing and in good standing under the laws of the state of its organization, (ii) has full power and authority to own its property and conduct its business as conducted by it and (iii) is duly qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business or the character of its property makes such qualification or licensing prudent, except where the failure to be so qualified or licensed as a foreign corporation does not constitute a Material Adverse Occurrence. A list of jurisdictions in which the Borrower is organized, qualified or licensed to do business, and maintain its principal place of business is set forth in Annex I. Borrower has full power and authority to enter into and to perform its obligations under the Loan Documents and to request Advances, and Letters of Credit under this Agreement. Borrower has all licenses, permits, franchises and rights necessary to carry on its business as now being and hereafter proposed to be conducted and to own and operate its Property, except for permits, licenses, franchises and rights the failure of which to have or obtain, individually or in the aggregate, is not and will not result in a Material Adverse Occurrence.

         4.2 Due Authorization. The execution, delivery and performance by the Borrower of the Loan Documents (i) have been duly authorized by all necessary corporate action, (ii) do not require any approval or consent of, or any registration, qualification or filing with, any governmental agency or authority or any approval or consent of any other Person, (iii) do not and will not conflict with, result in any violation of or constitute any default under, any provision of the organizational, constitutive or governing documents of the Borrower, any agreement binding on or applicable to the Borrower, or any of its Property, or any law or governmental regulation or court decree or order binding upon or applicable to the Borrower, or any of its Property and (iv) will not result in the creation or imposition of any Lien on any of the Borrower's Property pursuant to the provisions of any agreement binding on or applicable to the Borrower, or any of its Property.

         4.3 Subsidiaries. The Borrower has no Subsidiaries except those listed on Annex II, which correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation or organization and the percentage ownership of each Subsidiary which is owned, of record or beneficially, by the Borrower and/or one or more of its Subsidiaries.

         4.4 Validity of the Agreement. Each Loan Document is the legal, valid and binding obligation of the Borrower and is enforceable in accordance with its terms except that, as to enforcement of remedies, enforcement may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally.

         4.5 Financial Statements. The balance sheets of the Borrower as of December 28, 2002 and the related statements of income, stockholders' equity and cash flows for the three (3) years ended December 28, 2002 certified by the Borrower's independent public accountants, copies of which have heretofore been delivered by the Borrower to the Lender, have been prepared in accordance with GAAP consistently applied throughout the periods involved and present fairly the financial condition and results of operations and cash flows of the Borrower for and as of the end of each of the periods presented therein. The unaudited consolidated balance sheet of the Borrower as of October 4, 2003 and the unaudited statements of operations for the forty (40) week period ended on said date, copies of which have heretofore been delivered to the Lender, have been prepared in accordance with GAAP, present fairly in all material respects the financial position of the Borrower as of said date and the results of operations and cash flows of the Borrower for said period, subject only to customary year-end adjustments which are not expected to be and are not reasonably likely to be material in amount or kind.

         4.6 Business. The Borrower is engaged in the business of developing, acquiring, owning, operating and franchising bakery cafes and fresh dough facilities under the Panera or St. Louis bread trade names.

         4.7 Litigation; etc. There is no action, suit, claim, proceeding, demand or investigation at law or equity, or before or by any Federal, state, local or other governmental department, commission, court, board, bureau, agency, tribunal or instrumentality, or before any arbitration or arbitration board, domestic or foreign, pending, or to the knowledge of the Borrower threatened, against the Borrower, or any of its Properties, which if determined adversely constitutes a Material Adverse Occurrence.

         4.8 Compliance with Law. Borrower is not (i) in default or breach with respect to any judgment, order, writ, injunction, rule, regulation or decree of any court, governmental authority, department, commission, agency or arbitration board or tribunal of which it has notice (including such notice as would be obtained by a diligent search of applicable public records) or (ii) in violation of any law, rule, regulation, ordinance or order relating to its or their respective businesses, the breach, default or violation of which constitutes a Material Adverse Occurrence.

         4.9 ERISA Compliance. With respect to each Plan which is an employee pension benefit plan (as defined in Section 3.2 of ERISA), the Internal Revenue Service has issued a determination that each such Plan (except for any Plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees) is qualified under Section 401(a) and related provisions of the Code, as amended by ERISA, and that each related trust or custodial account is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of that determination that could reasonably be expected to adversely affect the qualified status of such Plan. All Plans comply in all material respects with ERISA and other applicable laws. There exist with respect to the Borrower, no Multiemployer Plans, for which a material withdrawal or termination liability may be incurred. There exist with respect to all Plans or trusts: (i) no material accumulated funding deficiency within the meaning of ERISA; (ii) no termination of any Plan or trust which would result in any material liability to the PBGC or any "reportable event," as that term is defined in ERISA, which is likely to constitute grounds for termination of any Plan or trust by the PBGC;
(iii) no "prohibited transaction," as that term is defined in ERISA, which is likely to subject any Plan, trust or party dealing with any Plan or trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code, and (iv) no pending disputes, arbitrations, claims, suits, grievances or governmental audits involving any Plan (other than routine claims for benefits payable under any such Plan) for which a material liability on the Borrower may be incurred. The consummation of any transaction by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment becoming due from the Borrower, to any officer, employee, former employee, or director thereof, or to any other Person for the benefit of any such individual, or (B) benefit being established or accelerated, vested or payable to any such individual.

         4.10 Indebtedness and Liabilities. Except as listed in Annex III, the Borrower has no Indebtedness in excess of One Million and No/100 Dollars ($1,000,000.00). Borrower has no material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in Section 4.5, there are no anticipated losses and (other than net operating loss carryovers, as contemplated by Section 172 of the Internal Revenue Code of 1986, as amended) there are no material unrealized losses of the Borrower other than those which have been disclosed in writing to the Lender prior to the Agreement Date and identified as such.

         4.11 No Investments. Other than as reflected in the financial statements referred to in Section 4.5, Borrower has no Investments in any Person (other than Subsidiaries of the Borrower).

         4.12 Use of Proceeds. The proceeds of the Advances will be used by the Borrower to fund the working capital requirements of the Borrower and other general corporate purposes of the Borrower.

         4.13 Governmental Regulation. Borrower is not required to obtain any material consent, approval, authorization, permit or license which has not already been obtained from and which remains in effect, or effect any material filing or registration which has not already been effected and which remains in effect with, any Federal, state or local regulatory authority in connection with the execution and delivery of this Agreement or any other Loan Document or the performance, in accordance with their terms, contemplated hereunder and thereunder.

         4.14 Margin Stock. No part of any Advance shall be used at any time by the Borrower to purchase or carry margin stock (within the meaning of Regulations T, U and X) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any Advance will be used by the Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

         4.15 Investment Company Act. Neither Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or a "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Advances and the issuances of Letters of Credit, the application of the proceeds and repayment thereof by the Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

         4.16 Accuracy of Information. All information heretofore or herewith furnished by or on behalf of the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated by this Agreement is, and to the best of the Borrower's knowledge, all other such information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and no such information contains any material misstatement of fact or omits to state any fact necessary to make the statements contained therein not misleading.

         4.17 Tax Returns; Audits. The Borrower has filed all Federal, state and local tax returns and other reports which are required to be filed, and have paid all taxes as shown on said returns and on all assessments received by any such Person (except for any assessments which are being contested in good faith by appropriate proceedings that will prevent a forfeiture or sale of any property and for which an adequate reserve has been provided on the books of the Borrower in accordance with GAAP), to the extent that such taxes have become due, or has obtained extensions with respect to the filing of such returns and has made provision for the payment of taxes anticipated to be payable in connection with such returns. The Borrower has made all required withholding deposits. The Borrower does not have knowledge of any objections to or claims for additional taxes by Federal, state or local taxing authorities against it, and there are no pending or, to Borrower's knowledge, threatened audits by any Federal, state or local taxing authorities with respect to the Borrower which might result in penalties or any material amount of taxes being payable by the Borrower.

         4.18 Environmental and Safety Regulations. The Borrower is in compliance with all requirements of applicable Federal, state and local environmental, pollution control, health and safety statutes, laws and regulations except for any noncompliance which, individually or in the aggregate, could not result in a Material Adverse Occurrence with respect to the Borrower and, to the best of its knowledge, is not the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment. The Borrower further represent and warrant that
(i) the real property owned by the Borrower (and, to its knowledge, the real property leased by Borrower) and its intended use complies with all applicable laws, governmental regulations and the terms of any enforcement action by any Federal, state, regional or local governmental agency, including, without limitation, all applicable Federal, state and local laws pertaining to air and water quality, hazardous waste, waste disposal and other environmental matters (including, but not limited to, the Clean Water, Clean Air, Federal Water Pollution Control, Solid Waste Disposal, Resource Conservation and Recovery and Comprehensive Environmental Response, Compensation, and Liability Acts, as said acts may be amended), and the rules, regulations and ordinances of all applicable Federal, state and local agencies and bureaus, except in each case for any noncompliance which, individually or in the aggregate, does not constitute a Material Adverse Occurrence and (ii) no notice, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Borrower's knowledge, threatened by any governmental or other entity with respect to any alleged failure by the Borrower to comply in any material respect with any of such environmental laws.

         4.19 Payment of Wages. The Borrower is in compliance with the Fair Labor Standards Act, as amended, in all material respects, and, to the best of its knowledge, the Borrower has paid all minimum and overtime wages required by law to be paid to its employees.

         4.20 Intellectual Property. The Borrower owns, possesses or has the right to use all material licenses and rights to all patents, trademarks, trademark rights, trade names, trade name rights, trade dress, service marks, domain marks and copyrights, or has applied for the trademarks, trade dress and service marks, necessary to conduct its business in all material respects as now being and hereafter proposed to be conducted, without conflict with any patent, trademark, trade name, trade dress, service mark, license or copyright of any other Person. All such material licenses and rights with respect to patents, trademarks, trademark rights, trade names, trade name rights, trade dress, service marks and copyrights are in full force and effect in all material respects, and are not subject to any pending or, to the Borrower's knowledge, threatened attack or revocation.

         4.21     Forecasts. Intentionally Omitted.

         4.22 Solvency. After giving effect to the transactions contemplated by this Agreement, the Borrower and each of its Subsidiaries has capital sufficient to carry on its business, is solvent and is able to pay its debts and obligations as they mature in the ordinary course. After giving effect to the consummation of the transactions contemplated by this Agreement, the Borrower and each of their Subsidiaries now owns Property having a value, when added to ongoing cash flow from operations, greater than the amount required to pay its debts, obligations and contingent liabilities.

         4.23 No Default. No Event of Default has occurred and is continuing and, to the best of the Borrower's knowledge after due inquiry, no Default exists or is continuing. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all of the provisions of their respective certificates or articles of incorporation and by-laws, or their partnership or limited liability company agreements, as the case may be, and no event has occurred or failed to occur (including, without limitation, any matter which could create a Default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a material default by the Borrower or any of its Subsidiaries under any indenture, agreement or other instrument relating to Indebtedness of any of such Persons or any judgment, decree or order to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or their respective Properties may be bound or affected.

         4.24 No Material Adverse Occurrence. Since the date of the most recent audited financial statements submitted to the Lender as described in
Section 4.5, there has occurred no Material Adverse Occurrence.

         4.25 Material Contracts. All of the Material Contracts are in full force and effect and Borrower is not in material default under any Material Contract and, to the knowledge of the Borrower, no other Person that is a party thereto is in default under any of the Material Contracts. None of the Material Contracts prohibits, restricts or is breached by any of the transactions contemplated under the Loan Documents. To the extent required by Lender, the Borrower has delivered to the Lender a true and correct, complete and fully executed copy of each Material Contract existing on the Agreement Date and, with respect to each Material Contract entered into after the Agreement Date, will deliver to the Lender, upon written request therefore, a true and correct, complete and fully executed copy of such Material Contract promptly after execution thereof.

         4.26 All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and the Effective Date in all respects and, at and as of the date of each Advance, or issuance of a Letter of Credit, in all material respects. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lender, any investigation or inquiry by Lender, or the making of any Advance under this Agreement.

                                   ARTICLE V.
                          CERTAIN AFFIRMATIVE COVENANTS

         The Borrower agrees with the Lender that, from the date hereof and thereafter for so long as any portion of any Advance, any Letter of Credit or any Obligations shall be outstanding or Lender shall have any Commitment hereunder, unless the Lender shall otherwise consent in writing:

         5.1 Financial Information; etc. The Borrower will furnish to the Lender copies of the following financial statements, reports and information:

         (a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent a copy of the audited consolidated financial statements, including balance sheet, related statements of income, statements of stockholders' equity and statements of cash flows, of the Parent for such fiscal year, with comparative figures for the preceding fiscal year, prepared in accordance with GAAP, certified without qualification or exception by a nationally or regionally recognized firm of independent public accountants which firm is reasonably acceptable to the Lender, accompanied by a certificate of the chief financial officer of Parent which shall state that said financial statements are complete and correct in all material respects and fairly present the financial condition and results of operations of the Parent in accordance with GAAP for such period;

         (b) as soon as available and in any event within forty-five (45) days of the end of each fiscal quarter of Parent, internally prepared unaudited consolidated financial statements of the type described in Section 5.1(a) for such fiscal year, all in form and substance consistent with such financial statements and summaries as delivered to the Lender prior to the Agreement Date;

         (c)      with each financial statement required by Section 5.1(a) and
Section 5.1(b) to be delivered to the Lender, a certificate ("Compliance Certificate") in substantially the form set forth as EXHIBIT E, completed so as to be acceptable to the Lender and signed by the chief financial officer of the Parent (1) stating that, to the best of their knowledge after reasonable inquiry, no Default or Event of Default has occurred and is continuing, or if a Default or an Event of Default has occurred and is continuing, a statement of the nature thereof and the action which the Borrower proposes to take with respect thereto, and (2) setting forth, in sufficient detail, the information and computations required to establish whether or not the Borrower was in compliance with the requirements of Sections 6.1 through 6.4, inclusive, during the periods covered by the financial reports then being furnished and as of the end of such periods;

         (d) promptly upon the mailing or other delivery thereof in a distribution generally made to the stockholders of the Parent, unless already delivered pursuant to another clause of this Section 5.1, copies of all financial statements, reports, proxy statements and other material communications so mailed or delivered;

         (e) promptly after the Borrower knows or has reason to know that any Default or Material Adverse Occurrence has occurred, but in any event not later than ten (10) Business Days after any officer of the Borrower becomes aware thereof, a notice of such Default or Material Adverse Occurrence describing the same in reasonable detail and a description of the action that the Borrower has taken and propose to take with respect thereto;

         (f) promptly after receipt thereof, but in any event not later than twenty-five (25) days after any officer of the Borrower becomes aware thereof, all letters and reports to management of the Borrower prepared by its independent certified public accountants which identify any material weakness in the Borrower's systems of internal control or report other material matters to the Borrower's management, Board of Directors or committee thereof and the responses of the management of the Borrower thereto;

         (g) promptly following the commencement of any litigation, suit, administrative proceeding or arbitration relating to the Borrower or any Guarantor which if adversely determined could result in a Material Adverse Occurrence or otherwise relating in any way to the transactions contemplated by this Agreement, but in any event not later than twenty-five (25) days after any officer of the Borrower or Guarantor becomes aware thereof, a notice thereof describing the allegations of such litigation, suit, administrative proceeding or arbitration and the Borrower's or Guarantor's response thereto;

         (h) promptly upon learning thereof, but in any event not later than ten (10) Business Days after any officer of the Borrower becomes aware thereof, a notice of the occurrence of any event which constitutes an exception in any material respect to any representation or warranty or a breach of any covenant or agreement made by the Borrower in any Loan Document regardless of whether such representation, warranty, covenant or agreement is required to be made as of the date of such event;

         (i) promptly upon learning thereof, any "reportable event" or "prohibited transaction" or the imposition of a withdrawal or termination liability within the meaning of ERISA in connection with any Plan or Multiemployer Plan, and, when known, any action taken by the Internal Revenue Service, Department of Labor or PBGC with respect thereto;

         (j) annually, within ten (10) days of June 1 (or such other annual renewal date of the Borrower' insurance policies), a certificate of insurance indicating that the Borrower continues to maintain all insurance coverages required under the Loan Documents;

         (k) as promptly as practicable, such other information with respect to the financial condition and operations of the Borrower as the Lender may reasonably request.

         5.2 Maintenance of Existence; etc. Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, (i) its existence and good standing in the state of its organization and (ii) its qualification and good standing as a foreign corporation in all states in which such qualification and good standing are required in order to conduct its business and own its property as conducted and owned in such states, except where the failure to be so qualified as a foreign corporation does not constitute a Material Adverse Occurrence.

         5.3 Maintenance of Properties and Material Contracts. The Borrower will maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all material Properties used in their respective businesses (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto. The Borrower will comply in all material respects with its obligations under all Material Contracts and to continue such Material Contracts in full force and effect without breach thereof, except to the extent non-compliance is not a Material Adverse Occurrence.

         5.4 Payment of Taxes; etc. The Borrower shall pay and discharge as the same may become due and payable, all taxes, assessments and other governmental charges or levies against or on any of its Property, as well as claims of any kind which, if unpaid, might become a Lien upon any of its Property; provided, however, that the foregoing shall not require the Borrower to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested diligently in good faith by appropriate proceedings that will prevent a forfeiture or sale of any Property and an adequate book reserve shall have been set aside with respect thereto, but only so long as such tax, assessment, charge, levy or claim does not become a Lien on any assets of the Borrower. The Borrower shall make all required withholding deposits.

         5.5 Compliance with Laws. The Borrower shall carry on its business activities in substantial compliance with all material applicable federal or state laws and all applicable rules, regulations and orders of all governmental bodies and offices having power to regulate or supervise its business activities, including, without limitation, all applicable environmental, pollution control, health and safety statutes, laws and regulations. The Borrower shall maintain all material rights, liens, franchises, permits, certificates of compliance or grants of authority required or useful in the conduct of its business. The Borrower agree that the real property and its intended use will comply at all times with all material applicable laws, governmental regulations and the terms of any enforcement action now or hereafter commenced by any Federal, state, regional or local governmental agency, including, without limitation, all applicable Federal, state and local laws pertaining to air and water quality, hazardous waste, waste disposal and other environmental matters (including, but not limited to, the Clean Water, Clean Air, Federal Water Pollution Control, Solid Waste Disposal, Resource Conservation and Recovery and Comprehensive Environmental Response, Compensation, and Liability Acts, as said acts may be amended from time to time), and the rules, regulations and ordinances of all applicable Federal, state and local agencies and bureaus.

         5.6 Books and Records; etc. The Borrower shall keep (i) a system of accounting administered in accordance with GAAP and (ii) books and records accurately reflecting in all material respects all of its business affairs and transactions, which shall be maintained in accordance with GAAP (where applicable). The Borrower shall permit the Lender and its representatives, from time to time at reasonable times and upon reasonable notice to the Borrower, to visit the offices of the Borrower, discuss financial matters with officers of the Borrower and with its independent public accountants (and by this provision the Borrower authorizes their independent public accountants to participate in such discussions) and examine any of the Borrower's books, corporate records and assets.

         5.7      Insurance. The Borrower will:

         (a) Maintain insurance including, but not limited to, business interruption coverage and public liability coverage insurance from responsible companies in such amounts and against such risks to the Borrower as the Borrower reasonably determines are prudent consistent with past business practice and giving due consideration to growth in the Borrower's business (including, without limitation, larceny, embezzlement, employee fidelity, and other criminal misappropriation insurance);

         (b) Keep its assets insured by nationally recognized and responsible companies against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosions and hazards in amounts which are prudent for the restaurant industry, in accordance with industry standards, and on terms and in a manner reasonably satisfactory to the Lender (it being acknowledged that the insurance policies delivered to the Lender prior to the Agreement Date are reasonably satisfactory to the Lender based upon the Borrower's business on the Agreement Date), all premiums thereon to be paid by the Borrower;

         (c) Require that each insurance policy for the Borrower provides for at least thirty (30) days prior written notice to the Lender of any termination of or proposed cancellation or nonrenewal of such policy, or material reduction in coverage.

         5.8 Maintain Business and Fiscal Year End. The Borrower shall continue to engage primarily, in the business or businesses being conducted on the date of this Agreement. The Borrower will maintain its fiscal year and fiscal quarter consistent with their practice as of the Agreement Date except that, if the Borrower intends or is required to change any such fiscal period, it will so notify Lender.

         5.9      ERISA.

         The Borrower agrees that all assumptions and methods used to determine the actuarial valuation of employee benefits, both vested and unvested, under any Plan, and each such Plan, will comply in all material respects with ERISA and other applicable laws.

         (a)      The Borrower will not at any time permit any Plan to:

                  (1) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code or in Section 406 of ERISA;

                  (2) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, whether or not waived;

                  (3) be terminated under circumstances which are likely to result in the imposition of a lien on the property of the Borrower pursuant to Section 4068 of ERISA, if and to the extent such termination is within the control of the Borrower; or

                  (4) be operated or administered in a manner which is not in compliance with ERISA or any applicable provisions of the Code;

if the event or condition described in (1), (2), (3) or (4) above is likely to subject Borrower or any Subsidiary or ERISA Affiliate to a Material Adverse Occurrence.

         (b) Upon the request of the Lender, the Borrower will deliver to the requesting party a copy of the annual report of each Plan (Form 5500) required to be filed with the Internal Revenue Service. Copies of such annual reports shall be delivered no later than thirty (30) days after the date the copy is requested.

         5.10 Changes to GAAP. In the event that the Borrower makes any changes to the generally accepted accounting principles used in the preparation of the Borrower's books and/or financial statements such that such principles are not applied consistently with any such principles applied during any prior period, (i) such change shall be in accordance with GAAP in effect at the time of such change and shall be concurred in by the certified public accountants certifying the financial statements of the Borrower and its Subsidiaries, and
(ii) the Borrower shall give the Lender prompt written notice thereof as far in advance thereof as practicable. The Lender is hereby authorized to adjust the financial covenants of this Agreement to reflect the effect of such changes and such adjustments shall become effective as indicated by the Lender.

         5.11 Use of Proceeds. The Borrower will use the proceeds of the Advances only for lawful purposes and in accordance with the terms of this Agreement. No proceeds of any Loans hereunder shall be used for the purchase or carrying or the extension of credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations T, U and X.

         5.12 Payment of Indebtedness; Loans. Subject to any provisions regarding subordination herein or as set forth in any other Loan Document, the Borrower will pay any and all of its Indebtedness when and as it becomes due, other than amounts diligently disputed in good faith and for which adequate reserves have been set aside in accordance with GAAP.

         5.13     Subsidiary Guaranty. Intentionally Omitted.

         5.14 Survival of Warranties and Representations. The Borrower covenants, warrants and represents to the Lender that all representations and warranties of the Borrower contained in this Agreement and in the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and (except as otherwise agreed to by the Lender, in writing) in all material respects on the date of each Advance, Loan or issuance of a Letter of Credit hereunder and shall survive the execution, delivery and acceptance hereof and thereof by the parties thereto and the closing of the transactions described herein and therein or related hereto and thereto, and any investigation at any time made by or on behalf of the Lender shall not diminish their rights to rely thereon.

                                  ARTICLE VI.
               CERTAIN FINANCIAL COVENANTS AND NEGATIVE COVENANTS

         The Borrower agrees with the Lender that, from the date hereof and thereafter for so long as any portion of any Advance, any Letter of Credit or any Obligations shall be outstanding or any Lender shall have any Commitment hereunder, unless the Lender shall otherwise consent in writing:

         6.1 Fixed Charge Coverage Ratio. For each twelve-month period ending on the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a Minimum Fixed Charge Coverage Ratio of 1.50 to 1.00.

         6.2 Maximum Adjusted Total Leverage Ratio. For each twelve-month period ending on the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a maximum Adjusted Total Leverage Ratio of 3.00 to 1.00. For purposes of this Section 6.2, Funded Debt shall not include the commitments and contingent liabilities relative to the operating leases for the former Au Bon Pan Division and its franchisees which are described in Note 9 found on page 40 of the 2002 Panera Bread Company annual report.

         6.3 Limitations on Indebtedness. The Borrower will not create, assume, incur, issue, guarantee or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness, except:

         (a) Indebtedness existing on the date hereof, and if in excess of One Million and No/100 Dollars ($1,000,000.00) disclosed on Annex III hereto;

         (b) Indebtedness owed to the Lender and represented by the Notes or any other Loan Document;

         (c) Current accounts payable and accrued expenses incurred in the ordinary course of business consistent with past practice;

         (d)      Rate Hedging Obligations, if permitted hereunder;

         (e)      Indebtedness, in addition to Indebtedness permitted by clauses
(a), (b), (c), and (d) above, in an aggregate principal amount incurred during any fiscal year or at any one time outstanding not to exceed $10,000,000.00.

         6.4 Liens. The Borrower will not create, incur, assume or permit to exist or to be created or assumed any Lien on its Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, or own or acquire or agree to acquire Property of any kind subject to any Lien (including by way of creating, acquiring or investing in any Person who is or becomes a Subsidiary), except the following (the "Permitted Liens"):

         (a) Liens arising in the ordinary course of business by operation of law on real property for real estate taxes and Liens arising in the ordinary course of business by operation of law securing taxes, assessments or governmental charges or levies or the claims or demands of contractors, materialmen, mechanics, carriers, warehousemen, landlords and other like Persons;

         (b) Liens incurred or deposits made in the ordinary course of business (1) in connection with workmen's compensation, unemployment insurance, social security and other like laws or (2) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property and not in excess of $500,000 in the aggregate outstanding at any one time;

         (c) Attachments, judgments and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings in such manner as not to have the Property subject to such Liens forfeitable or sold;

         (d) Easements, rights-of-ways, reservations, exceptions, minor encroachments, restrictions and similar charges created or incurred in the ordinary course of business and not in connection with Indebtedness, and which in the aggregate do not materially detract from the value of such Properties or materially impair or interfere with their use in the business operations of the Borrower;

         (e) Liens existing on the date hereof and if over One Million and No/100 Dollars ($1,000,000.00) disclosed on Annex III hereto;

         (f) Liens securing purchase money Indebtedness permitted pursuant hereto;

         (g) Liens in favor of the Borrower which are assigned to the Lenders as Collateral; and

         (h)      Liens in favor of the Lender.

For purposes of this Section 6.4, (A) all Liens of a Person which becomes a Subsidiary and which are outstanding as of the date such Person becomes a Subsidiary shall be deemed to have been incurred as of the date such Person becomes a Subsidiary; and (B) the Borrower and its Subsidiaries shall not be deemed to permit to exist a Lien created or incurred by a Person (other than the Borrower and its Subsidiaries, and Affiliates of any of them) with respect to real Property owned by such other Person in which the Borrower and their Subsidiaries have a leasehold interest.

         6.5 Dividends, Stock Purchase and Distributions. The Borrower will not, except as hereinafter provided: (i) declare or pay any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends payable by the Borrower solely in shares of common stock of the Borrower and dividends if paid would not violate the financial ratios contained in this Agreement); or (ii) directly or indirectly, or through any Subsidiary, purchase, redeem, retire, or otherwise acquire any shares of its capital stock, or other equity interests therein, of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock, or other equity interests therein, the aggregate cost of which shall exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00); or (iii) make any other distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock, or other equity interests therein.

         6.6 Sales of Assets. The Borrower will not sell, lease, abandon, transfer or otherwise dispose of any material assets (including without limitation the capital stock of any Subsidiary), without the prior written consent of Lender which consent shall not be unreasonably withheld or conditioned.

         6.7 Liquidations, Mergers and Consolidations. The Borrower will not liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or to consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it, except that a Subsidiary may consolidate with or liquidate or merge into Borrower as long as Borrower is the surviving entity; provided that (A) immediately after the consummation of the transaction and after giving effect thereto, no condition or event shall exist which constitutes a Default, an Event of Default, a Change of Control or a Material Adverse Occurrence, (B) the merger or other transaction documents include a written provision whereby the surviving entity expressly acknowledges and reaffirms its Obligations under the Loan Documents (and copies thereof are delivered to the Lender), and (C) the Borrower executes and delivers such agreements as may be requested by the Lender in connection therewith; and provided further, that with respect to transactions described in clause (ii) above the Borrower gives the Lender written notice of any such permitted transaction as promptly as practicable in advance of such transaction and, in any event, within ten (10) Business Days of such transaction.

         6.8 Disposition of Securities of a Subsidiary. The Borrower will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of (or enter into any agreement for any of the foregoing) any shares of the stock or other equity interests therein (or any options or warrants to purchase stock or other equity interests therein or other securities convertible or exchangeable therefor) of a Subsidiary (said stock, options, warrants and other securities herein called "Subsidiary Stock"), nor will the Borrower permit any of its Subsidiaries to issue, sell or otherwise dispose of any Subsidiary Stock (or enter into any agreement for any of the foregoing), if the effect of the transaction would be to reduce the proportionate interest of the Borrower in the Subsidiary whose shares are the subject of the transaction.

         6.9 Investments. The Borrower will not make or permit to exist any Investment, except that, so long as no Default or Event of Default then exists or is caused thereby, the Borrower may make Permitted Investments.

         6.10 Transactions with Affiliates. The Borrower will not enter into any material transaction (including, without limitation, the purchase, sale or exchange of Property, the rendering of any service, the making of any Investment in an Affiliate or the repayment of any Indebtedness owed to an Affiliate) with any of their Affiliates, except for transactions between and among the Borrower, any Subsidiary or any one or more of them in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's business, upon terms which are fair and reasonable to the Borrower and which are not less favorable to the Borrower or such Subsidiary than would be obtained in a comparable transaction with a Person not an Affiliate.

         6.11 Acquisitions. The Borrower will not make any Acquisitions, except that, so long as no Default or Event of Default then exists or is caused thereby, the Borrower and their Subsidiaries may make the Acquisitions described on Annex IV.

         6.12 Rate Hedging Obligations. Without the written consent of the Lender, which consent shall not be unreasonably withheld, the Borrower will not create, incur, guarantee or otherwise become liable on or in respect of any Rate Hedging Obligations.

         6.13 Amendment and Waiver. The Borrower will not enter into any amendment of any of the material provisions of (whether through the filing of a certificate of designation or otherwise), or agree to or accept or consent to any waiver of any of the material provisions of, its articles or certificate of incorporation, bylaws, or other charter document as appropriate, in each case in any manner materially adverse to the Borrower, any of their Subsidiaries, or the Lender, or any of them.

         6.14 Limitation on Guarantees. The Borrower will not, and will not permit any of their Subsidiaries to, at any time guarantee, assume, be obligated with respect to, or permit to be outstanding any Guarantee of, any obligation for the payment of money or any other Person other than (i) a guarantee by endorsement of negotiable instruments for collection in the ordinary course of business, or (ii) obligations under agreements of the Borrower or any of their Subsidiaries entered into in connection with leases of real Property or the acquisition of services, supplies and equipment in the ordinary course of business of the Borrower or any of their Subsidiaries, or (iii) Guarantees permitted or required by this Agreement or Loan Document.

         6.15 ERISA Liabilities. The Borrower will not (i) permit the assets of any of their respective Plans to be less than the amount necessary to provide all accrued benefits under such Plans on an ongoing basis, or (ii) enter into any Multiemployer Plan.

         6.16 Material Contracts. The Borrower will not terminate or agree to terminate any Material Contract to which Borrower is a party (other than Material Contracts covering supplies or services in the ordinary course of the Borrower's business which are terminated without material liability to the Borrower and for which a reasonably equivalent substitute or replacement contract has been obtained and no material adverse effect on the Borrower, their Subsidiaries, the Lender, or any of them, occurs or is caused thereby), or amend, modify or grant a waiver of any provisions of any such Material Contract in any manner materially adverse to the Borrower, their Subsidiaries, the Lender, or any of them.

                                  ARTICLE VII.
                                EVENTS OF DEFAULT

         7.1 Events of Default. The term "Event of Default" shall mean any of the following events occurring for whatever reason, whether voluntary or involuntary, effected by operation of law, judgment, order or otherwise:

         (a) Any failure to pay any of the principal amount of any of the Loans when and as due and such failure continues for period of five (5) days after delivery of written notice to Borrower. Borrower shall only be entitled to two (2) notices in any calendar year pursuant to this paragraph;

         (b) Any failure to pay any interest on any of the Loans or any fees or other amounts payable to the Lenders pursuant to this Agreement when and as due and such failure continues for period of five (5) days after delivery of written notice to Borrower. Borrower shall only be entitled to two (2) notices in any calendar year pursuant to this paragraph;

         (c) A failure to perform or observe any of the covenants or agreements contained in Sections 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(h) and 5.1(i) or Article VI (except Borrower shall be entitled to the notice and cure provided for in Section 7.1(d) for any failure by Borrower to perform and observe the covenants set forth in Sections 6.3, 6.4 and 6.9);

         (d) Any failure (other than those defaults specifically described in other subsections of this Section 7.1) by the Borrower to perform and observe any of the covenants contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of thirty (30) days from the earlier of (A) Lender giving notice thereof to the Borrower and (B) the date on which the Borrower knew of the occurrence of such default;

         (e) A default by the Borrower or any of their Subsidiaries on any Indebtedness; or any event occurs or any condition exists in respect of any Indebtedness of the Borrower or such Subsidiaries, or under any agreement securing or relating to such Indebtedness, the effect of which is (1) to result in the failure to pay when due of at least $250,000 in aggregate principal amount of such Indebtedness or (2) to cause or permit any holder of such Indebtedness or a trustee to accelerate the maturity of such Indebtedness prior to its stated maturity or prior to its regularly scheduled dates of payment. Any Event of Default shall constitute a default under any Indebtedness and any agreements related thereto, now or hereafter outstanding at any time between any of the Borrower or their Subsidiaries and the Lender or their Affiliates;

         (f) An involuntary case under any applicable Federal or state bankruptcy, insolvency or similar laws is commenced against either the Borrower or any of their Subsidiaries and the petition is not dismissed, stayed, bonded or discharged within thirty (30) days after the commencement of the case; the entry of a decree or order by a court having jurisdiction in the premises in respect of the Borrower or any of their Subsidiaries under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law; or the entry of a decree or order by a court having jurisdiction in the premises appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any of their Subsidiaries or of any substantial part of the property of the Borrower or any of their Subsidiaries, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days;

         (g) The commencement by the Borrower or any of their Subsidiaries of or consent to a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law or the request or consent by it to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of either of the Borrower or any of their Subsidiaries or of any substantial part of the property of the Borrower or any of their Subsidiaries, or the making by it of an assignment for the benefit of creditors, or the failure by the Borrower or any of their Subsidiaries to pay its debts generally as they become due, or the taking of any action by the Borrower or any of their Subsidiaries in furtherance thereof;

         (h) Any judgments, writs, warrants of attachment, executions or similar process is issued or levied against the Borrower, any of their Subsidiaries, or any of them or any of the assets of the Borrower or any of their Subsidiaries where the amount of such judgments, writs, warrants of attachment, executions or similar process (1) is not covered by insurance or (2) exceeds $250,000 in the aggregate and where such judgments, writs, warrants of attachment, executions or similar process are not discharged, released, vacated, suspended, stayed, abated or fully bonded prior to any sale and in any event within thirty (30) days after issue or levy;

         (i) Any representation or warranty set forth in this Agreement or any other Loan Document is untrue, incorrect or misleading in any material respect on the date as of which the matters set forth are stated or certified or deemed stated or certified, or any event or circumstance exists on the date as of which the matters set forth are stated or certified or deemed stated or certified which constitutes an exception in any material respect to any such representation or warranty as set forth in this Agreement or such other Loan Document (other than such event or circumstance as exists on the Agreement Date and is disclosed on a Schedule to this Agreement or such other Loan Document as of the Agreement Date);

         (j) There shall be at any time any "accumulated funding deficiency," as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower or to which the Borrower or any of the Borrower' Subsidiaries has any liabilities, or any trust created thereunder; or a trustee shall be appointed to administer any such Plan; or PBGC shall institute proceedings to terminate any such Plan; or the Borrower or any of the Borrower's Subsidiaries shall incur any liability to PBGC in connection with the termination of any such Plan; or any Plan or trust created under any Plan of the Borrower or any of the Borrower's Subsidiaries shall engage in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to the tax or penalty in any material amount on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code;

         (k) There shall occur any default (other than defaults described elsewhere in this Section 7.1) under any Material Contract which remains unremedied for any cure period applicable thereto under such agreement, or which causes or permits another party to such agreement to seek damages in excess of $250,000 in the aggregate or to terminate or otherwise materially adversely affect the rights and interests of the Borrower thereunder;

         (l)      A Change of Control shall occur; or

         (m) Any Loan Document or provision thereof shall cease to be in full force and effect or any obligor thereon (including the Borrower and their Subsidiaries) shall seek to establish the invalidity or unenforceability thereof or otherwise deny liability thereunder.

         7.2 Action if Event of Default. If an Event of Default described in Section 7.1(f) or (g) shall occur, the full unpaid principal amount of and interest on the Loans and all other amounts due and owing and Obligations hereunder shall automatically be due and payable without any declaration, notice, presentment, protest or demand of any kind (all of which are hereby waived) and the obligation of the Lender to make additional Advances or to issue Letters of Credit shall automatically terminate. If any Event of Default other than pursuant to Section 7.1(f) or (g) shall occur and be continuing, upon written notice to the Borrower, the Lender may terminate the Lender's obligation to make additional Advances and to issue Letters of Credit and may declare the outstanding principal amount of and interest on the Loans, all other amounts due and owing and all other Obligations hereunder to be immediately due and payable without other notice to the Borrower or any other obligor on the Loans, presentment, protest or demand of any kind (all of which are hereby waived), whereupon the full unpaid amount of the Loans and any and all other amounts and Obligations, which shall be so declared due and payable shall be and become immediately due and payable.

         7.3      Remedies.

         (a) Upon acceleration of the Loans, as provided in Section 7.2, the Lender shall have all of the post-default rights granted to Lender under the Loan Documents and under applicable law.

         (b) The Lender, personally or by attorney, may in its discretion, proceed to protect and enforce its rights by pursuing any available remedy including a suit or suits in equity or at law, whether for damages or for the specific performance of any obligation, covenant or agreement contained in this Agreement or in the Notes, or in aid of the execution of any power herein or therein granted, or for the enforcement of any other appropriate legal or equitable remedy, as the Lender shall deem most effectual to collect the payments then due and thereafter to become due on the Notes or under this Agreement, to enforce performance and observance of any obligation, agreement or covenant of the Borrower hereunder or under the Notes or to protect and enforce any of the Lender's rights or duties hereunder.

         (c) No remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder or under any other Loan Document now or hereafter existing at law, in equity or by statute.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

         8.1 Waivers, Amendments; etc. The provisions of this Agreement, including the closing conditions set forth herein, may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Lender; provided, that no amendment, waiver or consent shall, unless in writing and signed by the Lender, do any of the following: (i) waive or amend any of the conditions specified in
Article III, any of the covenants set forth in Articles V and VI or any Event of Default specified in Sections 7.1(a) or 7.1(b) (ii) increase the Revolving Loan Commitment of the Lender or subject the Lender to any additional obligations,
(iii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable to the Lender hereunder, (iv) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable to the Lender hereunder, (v) amend this Section 8.1 or (vi) except as specifically permitted hereby or thereby, release or discharge Borrower or other obligor on the Loans.

         No failure or delay on the part of the Lender, or the holder of any
Note in exercising any power or right under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.

         8.2 Payment Dates. Except as expressly provided in this Agreement, whenever any payment to be made hereunder by or to the Lender or to the holder of any Note shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in computing the fees or interest payable on such next succeeding Business Day.

         8.3 Notices. All communications and notices provided under this Agreement shall be in writing by certified or registered mail, telecopy or personal delivery and, if to the Borrower, addressed or delivered to the Borrower at its address shown on the signature page hereof or, if to the Lender delivered to it at the address shown on signature page hereof (to the attention of the representative of Lender who executes this Agreement), or to any party at such other address as may be designated by such party in a notice to the other parties. Any notice shall be deemed given when transmitted by telecopier or when personally delivered, if mailed properly addressed, shall be deemed given upon the third Business Day after the placing thereof in the United States mail, postage prepaid.

         8.4 Costs and Expenses. The Borrower agrees to pay, or reimburse, the Lender for all expenses reasonably incurred for the preparation of this Agreement, including exhibits, and the Loan Documents and any amendments hereto or thereto or consents or waivers hereunder or thereunder as may from time to time hereafter be required thereby or by the transactions contemplated hereby, including, but not limited to, the fees and out-of-pocket expenses of the Lender, charges and disbursements of special counsel to the Lender from time to time incurred in connection with the preparation and execution of this Agreement and any document relevant to this Agreement, including the Loan Documents, any amendments hereto or thereto, or consents or waivers hereunder or thereunder, and the consideration of legal questions relevant hereto and thereto. The Borrower agrees to pay, or reimburse, the Lender upon demand for all costs and expenses (including attorneys', auditors' and accountants' fees and expenses) reasonably incurred and arising out of the transactions contemplated by this Agreement and the Loan Documents, in connection with any work-out or restructuring of the transactions contemplated hereby and by the Loan Documents and any collection or enforcement of the obligations of the Borrower hereunder or thereunder, whether or not suit is commenced, including, without limitation, attorneys' fees and legal expenses in connection with any appeal of a lower court's order or judgment. The obligations of the Borrower under this Section
8.4 shall survive any termination of this Agreement.

         8.5 Indemnification. In consideration of the execution and delivery of this Agreement by the Lender, the Borrower for itself and on behalf of each of its Subsidiaries, agrees to indemnify, protect, defend, exonerate and hold the Lender and its Affiliates, officers, directors, employees, shareholders, representatives, agents, trustees, successors and assigns (the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, judgments, losses, claims, obligations, demands, damages, costs, penalties, judgments, liabilities and damages, and expenses and disbursements in connection therewith, including, without limitation, reasonable fees, expenses and disbursements of counsel, agents, consultants and experts and all expenses of litigation or preparation therefor (as any such fees, expenses and disbursements are incurred), whether or not the Lender is a party thereto and whether or not the Borrower or the Person seeking indemnification is the prevailing party (the "Indemnified Liabilities"), imposed on, incurred by or asserted against the Indemnified Parties or any of them as a result of, or in any way arising out of or relating to:

         (a) the execution, delivery, performance or enforcement of this Agreement, the Loan Documents or any document executed pursuant hereto or thereto by any of the Indemnified Parties, or

         (b) any breach or alleged breach by the Borrower of any representation, warranty, or covenant made hereunder or under any other Loan Document, or

         (c) the Commitment, the Loans or otherwise under this Agreement or any other Loan Document (including the taking of Collateral for the Obligations), including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of the obligations under the Loan Documents by the Borrower, or

         (d) allegations of any participation by the Indemnified Parties, or any of them, in the affairs of the Borrower, or allegations that any of them has any liability, jointly or otherwise, with the Borrower for any reason, or

         (e) any claims against the Indemnified Parties, or any of them, by any shareholder, member, partner, Affiliate or other investor in or lender to the Borrower or any Subsidiary of the Borrower, by any brokers or finders or investment advisers or investment bankers retained by the

Borrower or by any other third party, arising out of the Commitment, the Loans or otherwise under this Agreement or any other Loan Document, or

         (f) in connection with taxes (other than income taxes), fees, and other charges payable in connection with the Loans, or the execution, delivery, and enforcement of this Agreement, the other Loan Documents, and any amendments thereto or waivers of any of the provisions thereof, or

         (g) any other matter, action or failure to act by the Indemnified Parties in connection with this Agreement, any other Loan Document or the transactions contemplated hereby or thereby,

except for any such Indemnified Liabilities arising on account of such Indemnified Party's willful misconduct or gross negligence, as determined by a final non-appealable order of a court with proper jurisdiction over the subject matter. The provisions of this Section 8.5 shall survive termination of this Agreement, payment in full of the Notes and satisfaction of all Obligations. The obligations of the Borrower under this Section 8.5 are in addition to, and shall not otherwise limit, any liabilities which the Borrower might otherwise have in connection with any warranties or similar obligations of the Borrower in any other agreement or instrument or for any other reason.

         8.6 Severability. Any provision of this Agreement, the Notes or any other Loan Document executed pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, the Notes or any other Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction. If any such provision is determined by a court or by an arbitrator appointed pursuant to this Agreement to be prohibited or unenforceable, then upon the initial determination of such prohibition or unenforceability the Borrower and the Lender will promptly commence negotiations and will negotiate in good faith for a minimum period of thirty (30) days in an attempt to modify such prohibited or unenforceable provision in a way that would render such provision valid and enforceable and that would, as nearly as possible, have the effect that was originally intended by the Borrower and the Lender; provided, however, that nothing in this Section will stay, limit, modify or otherwise affect, during the period of negotiation or otherwise, any rights or obligations of the Borrower or the Lender under this Agreement, the Notes or any other Loan Document including, without limitation, the right to pursue any remedies that they may have, or the obligation to perform, under any Loan Document.

         8.7 Governing Law. This Agreement and the Notes shall each be deemed to be a contract made under, governed by and interpreted pursuant to the internal laws (and not the law of conflicts) of the State of Georgia.

         8.8      Successors and Assigns.

         (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns except that: (1) the Borrower may not assign or transfer their rights hereunder without the prior written consent of the Lender; and (2) Lender may at any time, without the consent of Borrower, assign all or any portion of its rights under this Agreement and the Notes to an Affiliate of Lender or if an Event of Default has occurred and is continuing hereunder; otherwise, the Borrower must give its prior written consent to such assignment, which will not be unreasonably withheld, conditioned or delayed. Except to the extent otherwise required by its context, the word "Lender" where used in this Agreement shall mean and include any such assignee and such assignee shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto. The Borrower shall not be required to pay the costs and expenses of the assigning Lender incurred to complete the assignment or participation made by such Lender pursuant to clause (2) of this subsection (a).

         (b) Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities having a minimum capital and surplus, total assets, or total assets under management of $100,000,000 or similar financial capabilities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it, and its interest as an issuer with respect to Letters of Credit); provided, however, that (1) Lender's obligations under this Agreement shall remain unchanged, (2) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (3) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Section 2.3 to the extent of the Lender selling such participation and the Borrower' aggregate obligations with respect to Section
2.3 shall not be increased by reason of such participation, and (4) the Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Agreement, and Lender shall retain the sole right (and shall not limit its rights) to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any fees payable hereunder (to the extent such participants are entitled to such fees) or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of principal of or interest on the Loans).

         (c) Except as specifically set forth in this Section 8.8, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any Notes.

         8.9 Execution in Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile shall be enforceable against the signing Person in the same manner as an original signature.

         8.10 Financial Information. The Borrower assumes responsibility for keeping itself informed of its own financial condition and the financial condition of any and all Subsidiaries, endorsers and/or other guarantors of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and the Borrower agrees that the Lender shall have no duty to advise the Borrower of information known to it regarding such condition or any such circumstances.

         8.11 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

         8.12 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Lender or its Affiliates and Lender or its respective Affiliates to enter into or maintain business relationships with the Borrower or any of their respective Subsidiaries beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

         8.13 Directly or Indirectly. If any provision in this Agreement refers to any action taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

         8.14     Arbitration.

         (a) CLAIM OR CONTROVERSY. IN LIEU OF PROCEEDING AT LAW AS CONTEMPLATED HEREINABOVE AND EXCEPT AS PROVIDED IN SECTION 8.14(c) BELOW, ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF A BREACH OR AN ALLEGED BREACH OF THE PROVISIONS OF THIS AGREEMENT, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE PROVISIONS OF SECTION 8.14(b) BELOW. IN THE EVENT OF ANY INCONSISTENCY AMONG SUCH RULES OF PRACTICE OR PROCEDURE AND THIS AGREEMENT, THE PROVISIONS OF SECTION 8.14(b) BELOW SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION, INCLUDING AS CONTEMPLATED BY SECTION 8.15. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN THE COURTS CONTEMPLATED BY SECTION 8.15.

         (b) SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN ATLANTA, GEORGIA AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT THREE (3) ARBITRATORS; PROVIDED, HOWEVER, THAT IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN THIRTY (30) DAYS OF THE DEMAND

FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL FIFTEEN (15) DAYS.

         (c) RESERVATION OF RIGHTS. NOTHING IN THIS SECTION 8.14 SHALL BE DEEMED TO (i) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; (ii) BE A WAIVER BY THE LENDERS OF THE PROTECTION AFFORDED TO THEM BY 12 U.S.C. SEC. 91 OR ANY SIMILAR STATE LAW; (iii) LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS IN THE EVENT OF A DEFAULT IN THE PAYMENT OF PRINCIPAL, INTEREST OR OTHER AMOUNTS OWED BY THE BORROWER TO, IN LIEU OF ARBITRATION (EVEN IF ALREADY COMMENCED), PROCEED TO A COURT OF COMPETENT JURISDICTION, INCLUDING AS CONTEMPLATED BY SECTION 8.15, TO ENFORCE THEIR RIGHTS AND REMEDIES, IN WHICH EVENT THIS SECTION 8.14 SHALL NOT APPLY TO SUCH MATTER; OR (iv) LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS (A) TO EXERCISE SELF HELP REMEDIES INCLUDING, BUT NOT LIMITED TO, SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR TANGIBLE OR INTANGIBLE PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE ADMINISTRATIVE AGENT AND THE LENDERS MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THE EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

         8.15 Consent to Jurisdiction. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY GEORGIA STATE OR FEDERAL COURT SITTING IN FULTON COUNTY, GEORGIA, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE OR FEDERAL COURT. EACH BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING BY UNITED STATES CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OF COPIES OF SUCH PROCESS TO SUCH BORROWER'S ADDRESS REFERENCED HEREIN. EACH PARTY AGREES THAT A JUDGMENT,

FINAL BY APPEAL OR EXPIRATION OF TIME TO APPEAL WITHOUT AN APPEAL BEING TAKEN, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 8.15 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST SUCH BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

         8.16 Waiver of Jury Trial. THE BORROWER, FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE, LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER. THE BORROWER (A) CERTIFIES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS OR OTHER WAIVERS CONTAINED IN THIS AGREEMENT, AND
(B) ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THE ADMINISTRATIVE AGENT IS A PARTY, THE ADMINISTRATIVE AGENT IS RELYING UPON, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.16.

         8.17 Rules of Construction. Each party hereto acknowledges and agrees that it has been represented by counsel during the negotiation and execution of the Loan Documents, and that the Loan Documents are the product of the negotiations of all parties and their respective counsel. Accordingly, all parties waive with respect to the Loan Documents the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                      BORROWER:

                                      PANERA, LLC, A DELAWARE LIMITED
                                      LIABILITY COMPANY

                                      By: /s/ Mark Hood
                                         ---------------------------------------
                                         Mark Hood, Senior Vice President and
                                         Chief Financial Officer

                                      By: /s/ Neal Yanofsky
                                         ---------------------------------------
                                         Neal Yanofsky, Executive Vice President
                                         and Chief Corporate and Administrative
                                         Staff Officer

                                      Address: 6710 Clayton Road
                                               St. Louis, Missouri 63117

                                      LENDER:

                                      BANK OF AMERICA, N.A.

                                      By: /s/ Bobby Ryan Oliver, Jr.
                                         ----------------------------
                                         Name: Bobby Ryan Oliver, Jr.
                                              -----------------------
                                         Title: Vice President
                                               ----------------------

                                         Address: GA1-006-13-20
                                                  600 Peachtree Street, NE
                                                  Atlanta, GA  30308

                                 SIGNATURE PAGES
                           REVOLVING CREDIT AGREEMENT

                                     ANNEX I

                   JURISDICTION AND QUALIFICATION OF BORROWER

      To be inserted by amendment as provided for in Post Closing Agreement

                                    ANNEX II

                    SUBSIDIARIES; JURISDICTION; QUALIFICATION

      To be inserted by amendment as provided for in Post Closing Agreement

                                    ANNEX III

                               INDEBTEDNESS; LIENS

      To be inserted by amendment as provided for in Post Closing Agreement

                                    ANNEX IV

                              APPROVED ACQUISITIONS

Borrower shall be permitted to acquire Panera's Bread franchisees and their markets in increments of up to $25,000,000 each with an aggregate total investment in such acquisitions over the term of the Loan of $75,000,000, without the prior written consent of, but with notice to, Lender.

                                    EXHIBIT A

                           FORM OF NOTICE OF BORROWING
                           as of ___________ __, 200_

TO LENDER UNDER THE UNDERSIGNED'S REVOLVING CREDIT
AGREEMENT DATED AS OF _____________ __, 2003

         Re: Revolving Credit Loans to Panera, LLC

Ladies and Gentlemen:

         We refer to the Revolving Credit Agreement dated as of ___________ __, 2003 (as amended, modified or supplemented from time to time, the "Credit Agreement") by and among Panera, LLC, a _________ limited liability company (the "Borrower") and Bank of America, N.A., as Lender (as defined in the Credit Agreement). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given thereto in the Credit Agreement.

         The Borrower hereby certifies to the Lender that:

         1. The Borrower hereby requests an Advance in the aggregate amount of $______________ to be made on ________________, under the Revolving Credit Commitment. Such Advance shall be a [BASE RATE LOAN] [LIBOR BASE LOAN]. [SUCH ADVANCE, IF A LIBOR BASE LOAN, SHALL HAVE AN INTEREST PERIOD OF ________ MONTHS BEGINNING ON _________.] The proceeds of the Advance shall be wired to the Borrower [OR FOR THE ACCOUNT OF THE BORROWER, TO OTHER PERSONS], as requested on Schedule 1 attached hereto. The foregoing instructions shall be irrevocable.

         2. All of the representations and warranties of the Borrower and the other obligors made under the Credit Agreement and any other Loan Document which, pursuant to Article IV of the Credit Agreement, are deemed made at and as of the time of any Advance, are true and correct as of the date hereof in all material respects, both before and after giving effect to the application of the proceeds of the Advance in connection with which this Notice of Borrowing is given.

         3. As of this date, and after giving effect to the Advance requested in this Notice of Borrowing, (i) there does not and will not exist any Default or Event of Default under the Credit Agreement and (ii) no Material Adverse Occurrence has occurred.

         4. All other conditions precedent to the Advance requested hereby, including those set forth in Article III of the Credit Agreement, have been satisfied.

                                    Exhibit A

         5. Attached to this Notice of Borrowing on Schedule 2 are calculations demonstrating compliance with each of the applicable financial covenants set forth in Article VI of the Credit Agreement for the fiscal period ended as of _____________, 200_.

         6. A complete sources and uses of funds statement for the making of the Advance(s) requested hereby is attached hereto as Schedule 3. No proceeds of Advance(s) hereunder shall be used for the purchase or carrying or the extension of credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

                                        PANERA, LLC

                                        By:_________________________
                                        Name:_______________________
                                        Title:______________________

                                    Exhibit A

                                    EXHIBIT B

                          FORM OF REVOLVING CREDIT NOTE

U.S. $_________________                                  as of ________ __, 200_

         FOR VALUE RECEIVED, the undersigned, PANERA, LLC., a Delaware limited liability company (hereinafter, together with its successors and assigns, the "Borrower") hereby promises to pay to the order of BANK OF AMERICA, N.A. (hereinafter, together with its successors and assigns, the "Lender"), at the offices of the Lender or such other place as the Lender may designate in writing to the Borrower, the principal sum of _____________________ AND ___/100s DOLLARS (U.S. $______________), or, if less, so much thereof as may from time to time be outstanding hereunder, plus interest until all sums owed hereunder are paid in full as hereinafter provided. Both principal and interest are payable in lawful money of the United States of America and in immediately available funds to the Lender to such domestic account as the Lender may designate. Advances made by the Lender to the Borrower may be endorsed from time to time on the schedule attached hereto, but the failure to make any such recordation or notation (or any error in such notation) shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement (as hereinafter defined) to repay principal and interest hereunder.

         This Note is a Revolving Credit Note (the "Note") referred to in that certain Revolving Credit Agreement dated as of _________ __, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and between the Borrower and the Lender. Except as otherwise defined or limited herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

         The Borrower shall repay principal outstanding hereunder from time to time as provided in the Credit Agreement, including, without limitation, as provided in Section 2.1 and Section 2.2 of the Credit Agreement. A final payment of all principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the Maturity Date.

         The Borrower shall be entitled to borrow, repay, and re-borrow the Revolving Credit Loans hereunder pursuant to the terms and conditions of the Credit Agreement. Prepayment of the principal amount hereof may be made only as provided in the Credit Agreement.

         The Borrower promises to pay interest on the unpaid principal amount of the Revolving Credit Loans outstanding hereunder until paid in full as provided in Article II of the Credit Agreement. Interest under this Note shall also be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise).

         No provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of that permitted by applicable law. If any excess amount of interest in such respect is provided for, or shall be adjudicated to be so provided in connection with the portion of the Revolving Credit Loans outstanding hereunder, the provisions of this paragraph shall govern and prevail and neither the Borrower nor any sureties, guarantors, successors or assigns of the Borrower shall be obligated to pay the excess amount of such

                                    Exhibit B
interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event that the Borrower ever pays, or the Lender ever receives, collects or applies as interest, any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment in reduction of the principal, unless the Borrower shall notify the Lender in writing that it elects to have such excess returned forthwith; and, if the principal has been paid in full, any remaining excess shall forthwith be returned to the Borrower.

         All parties now or hereafter liable with respect to this Note, whether the Borrower, any guarantor, endorser, or any other person or entity, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest.

         No delay or omission on the part of the Lender or any holder hereof in exercising its rights under this Note, or delay or omission on the part of the Lender in exercising its or their rights under the Credit Agreement or any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Lender or any holder hereof, nor shall any waiver by the Lender or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

         Time is of the essence of this Note.

         This Note evidences the Lender's portion of the Revolving Credit Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment.

         This Note shall be construed in accordance with and governed by the internal laws of the State of Georgia applicable to contracts made and to be performed within the State of Georgia.

         IN WITNESS WHEREOF, a duly authorized officer of the Borrower has executed this Note as of the day and year first above written.

                                    Exhibit B

                                    EXHIBIT C

                              FORM OF LEGAL OPINION

                                  [LETTERHEAD]

                             _____________ __, 200__

Bank of America, N.A.
GA 1-006-13-20
600 Peachtree Street, NE
Atlanta, Georgia  30308-2214
Attention:  _______________

         Re: Revolving Credit Agreement by and among Panera, LLC (the
             "Borrower") and Bank of America, N.A. (the "Lender") dated as of
              ______________________ ______, 2003.

Ladies and Gentlemen:

         I have acted as counsel to the Borrower and Panera Bread Company, Inc. ("Parent") in connection with the financing transactions described in that certain Revolving Credit Agreement, dated the date hereof (the "Credit Agreement"), by and between the Borrower and the Lender and the transactions contemplated thereby. Unless otherwise provided herein: capitalized terms used but not defined herein shall have the meanings given thereto in the Credit Agreement. This letter is delivered to you in compliance with Section 3.1(a) of the Credit Agreement.

         As the basis for the conclusions expressed in this opinion letter, I have examined, considered and relied upon execution copies of the documents set forth below as of the Agreement Date. In doing so, I have assumed the genuineness of signatures of all persons signing any documents, the authority of all persons signing any document on behalf of parties thereto other than the Borrower and the Parent, the authority of all public officials and governmental authorities, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies, and the correctness of public files, records and certificates of, or furnished by, governmental or regulatory agencies or authorities.

                                    DOCUMENTS

         1.       Credit Agreement;

         2.       Note;

         3.       Parent Guaranty;

         4.       Notice(s) of Borrowing for the initial Advance of the Loans;

         5.       Closing Certificate;

                                    Exhibit C

         6. A certificate of good standing of the Borrower and Parent issued as of a recent date by the appropriate authority of its jurisdiction of formation;

         7. The Certificate of Formation and Certificate of Incorporation and the Limited Liability Agreement and the Bylaws of the Borrower and Parent certified by the Secretary or other authorized representative of the Borrower and Parent as being true, complete and correct as of the Agreement Date;

         8. Certificates, dated the date hereof, of the Secretary of the Borrower and Parent certifying: (i) a true copy of the resolutions of the board of directors of such Person authorizing, among other things, the execution, delivery and performance of the Loan Documents to which it is a party; and (ii) the incumbency, authority and true signatures of the officers or other representatives of such Person authorized to sign the Loan Documents to which it is a party and to give notices and other communications in connection with the Credit Agreement and the transactions contemplated thereby, together with a sample of the true signature of such officers or other representatives; and

         9. Such other documents and matters of law as I have considered necessary or appropriate for the expression of the opinions contained herein.

         For the purposes of this opinion letter, the documents and information referred to above in 1 through 5 inclusive are herein collectively referred to as the "Loan Documents" and all of the documents and information referred to above are collectively referred to as the "Documents."

         No other investigation has been undertaken in connection with this opinion, and in particular, I have made no independent audit of any of the Borrower's, Parent's or its Subsidiaries' businesses or operations. As to any facts material to these opinions that I did not establish by relying upon documents or records, I have relied upon statements, representations and/or certificates of officers, directors, principals, or agents of the Borrower and Parent, or in certifications delivered to us for this purpose. To the extent that certain factual matters are stated "to the best of my knowledge," or a similar phrase, it is intended to indicate that those attorneys in this firm who have rendered legal services to the Borrower and Parent on a regular basis or in connection with the Loan Documents do not have current actual knowledge of the inaccuracy of such statement.

         In rendering my opinions herein, I have relied solely upon the information described explicitly above, and on no other information. I disclaim any responsibility or duty to investigate, ascertain or report on any document, matter, condition or proceeding which is outside the scope of my review described in this letter, or which may develop subsequently to the date of this letter, including any amendments or revisions to any of the Loan Documents made after the date hereof. This disclaimer includes, but is not limited to, judicial proceedings involving other parties.

         I am admitted to the bars of the States of Massachusetts and North Carolina. I render no opinion as to the laws of any of those states other than as discussed in the next sentence. This opinion is based on the general corporate laws of the State of Missouri and the laws of the State of Delaware and for this purpose I have assumed that the application of the laws of any other

                                    Exhibit C
state would not have a materially different effect on this transaction, and I am not aware of any matters that would make this assumption inappropriate or knowingly false.

                                     OPINION

         Based upon my examination and consideration of the Documents, I am of the opinion that as of the date hereof:

         1. The Borrower is a limited liability company validly organized and existing and in good standing under the laws of the State of Delaware, has full power and authority to own its property and conduct its business as conducted by it and is duly qualified and licensed to do business and, except for the State of Alabama and the Commonwealth of Pennsylvania, is in good standing as a foreign company in each jurisdiction where the nature of its business or the character of its property makes such qualification or licensing necessary. A list of jurisdictions in which the Borrower is qualified or licensed to do business is set forth in Annex I of the Credit Agreement. The Borrower has full power and authority to enter into and to perform its obligations under the Loan Documents and to request Advances and Letters of Credit under the Credit Agreement.

         2. The execution, delivery and performance by the Borrower and Parent of each of the Loan Documents to which it or they are a party, and the consummation by the Borrower and Parent of each of the transactions contemplated by such Loan Documents to which it or they are a party and the covenants and agreements contained therein, (i) are within the corporate or company power, as the case may be, of the Borrower and Parent; (ii) have been duly authorized by all necessary corporate or company action, as the case may be, of the Borrower and Parent; (iii) do not require any approval or consent of, or any registration, qualification or filing with, any governmental agency or authority or any approval or consent of any other Person; and (iv) do not and will not conflict with, result in any violation of or constitute any default under, any provision of the organizational, constitutive or governing documents (including, as applicable, certificates and articles of incorporation, bylaws, operating agreements and partnership agreements) of the Borrower and Parent or any of its Subsidiaries, any agreement binding on or applicable to the Borrower and Parent, or any law or governmental regulation or court decree or order binding upon or applicable to the Borrower and Parent.

         3. Each Loan Document (i) has been duly executed and delivered by the Borrower and Parent; (ii) constitutes the legal, valid and binding obligation of the Borrower and Parent; and (iii) is enforceable in accordance with its terms except that, as to enforcement of remedies, enforcement may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally.

         4. Based upon my review of the Borrower's company minute book and membership transfer ledger, the membership units of the Borrower, as described on Schedule I hereto, constitute all of the authorized, issued and outstanding membership units of the Borrower and all membership units are fully paid and non-assessable.

         5. Based upon my review of the Parent's corporate minute book and stock transfer ledger, the shares of the Parent, as described on Schedule I hereto, constitute all of the

                                    Exhibit C
authorized, issued and outstanding shares of the Parent and all such shares are fully paid and non-assessable.

         6. The Loans, as made pursuant to the terms of the Loan Documents, comply with, or are exempt from, all applicable state or Federal laws, regulations or other requirements pertaining to usury.

         7. None of the transactions contemplated in the Loan Documents (including, without limitation, the use of the proceeds of Loans and Advances thereunder), will violate or result in violation of Section 7 of the Securities Exchange Act of 1934, as amended, any regulations issued pursuant thereto, or Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Sections 207, 220, 221, and 224, respectively.

         8. The Borrower is not an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80(a)(1), et seq.). The making of the Loans pursuant to the Loan Documents, the application of the proceeds and repayment thereof, and the performance by the Borrower of the transactions contemplated by the Loan Documents will not violate any provision of said Investment Company Act of 1940 or any rule, regulation, or order issued by the Securities and Exchange Commission thereunder.

         9. Neither the Borrower nor Parent has (i) offered, sold or issued any securities in violation of the registration requirements of the Securities Act of 1933, as amended, or any other Federal or state law concerning the offer and sale of securities; or (ii) violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

         10. I have not been engaged as counsel with respect to, and to the best of my knowledge there is no pending or threatened action, suit, claim, proceeding, demand or investigation at law or equity, or before or by any Federal, state, local or other governmental department, commission, court, board, bureau, agency, tribunal or instrumentality, or before any arbitration or arbitration board, domestic or foreign, against the Borrower or Parent or any of their respective Properties, which if determined adversely could result in a Material Adverse Occurrence.

         11. In rendering the opinions in this letter, I are engaged solely as counsel for the Borrower and Parent, and I are not engaged or acting as counsel for the Lender, or any other Person. This opinion letter is provided to Lender and its participants, assignees, or other transferees, by us in my capacity as counsel to the Borrower and Parent and can be relied upon, on a confidential basis, in connection with the transactions contemplated by the Loan Documents solely by such Persons.

         [SUCH OPINION MAY CONTAIN SUCH OTHER ASSUMPTIONS, QUALIFICATIONS AND LIMITATIONS AS REASONABLY ACCEPTABLE TO THE LENDER AND ITS COUNSEL.]

                                    Exhibit C

                                    EXHIBIT D

                                LOAN CERTIFICATE
                           [LIMITED LIABILITY COMPANY]

         I, _________________________, do hereby certify that I am the duly elected and qualified _____and keeper of the company records of Panera, LLC, a limited liability company organized and existing under the laws of the State of ___________ (the "Company"). In connection with that certain Revolving Credit Agreement of even date herewith (the "Credit Agreement") by and among the Company and Bank of America, N.A., ("Lender"). I hereby certify to the foregoing Lender that:

         (1) Attached hereto as Exhibit A are (i) a true, complete and correct copy of the articles or certificate of organization of the Company, together with all amendments thereto, each as in full force and effect on the date hereof, certified to be true, complete and correct by the Secretary of State for the State of ____________ and (ii) a true, complete and correct copy of the operating agreement of the Company, together with all amendments thereto, each as in full force and effect on the date hereof.

         (2) Attached hereto as Exhibit B are certificates of good standing for the Company, issued by the Secretaries of State for each jurisdiction in which the Company is required to qualify or has qualified to do business. The Company has, from the date of such certificates through the date hereof, remained in good standing under the laws of such states.

         (3) Attached hereto as Exhibit C is a true, complete and correct copy of resolutions of the members of the Company duly adopted as of the ____ day of ______________, 200_, such corporate action having been duly taken in accordance with the provisions of applicable law, the certificate or articles of organization and the operating agreement of the Company, and being now in full force and effect, without any modifications in any respect. Such resolutions authorize the Company and the members designated therein to execute, deliver and perform the other Loan Documents to which the Company is a party, including but not limited to the [CREDIT AGREEMENT] [GUARANTY].

         (4) Attached hereto as Exhibit D are true, complete and correct copies of all membership agreements or voting agreements in effect with respect to the ownership interests of the Company. [NO STOCKHOLDERS' AGREEMENT OR VOTING TRUST AGREEMENT IS IN EFFECT WITH RESPECT TO THE STOCK OF THE CORPORATION.]

         (5) Attached hereto as Exhibit E is a true, complete and correct list of the Federal Employee Identification Number (FEIN) and Organizational Identification Numbers of the Company.

         (6) No suit or proceeding for the dissolution or liquidation of the Company has been instituted or is now threatened. There are no actions, suit or proceedings pending or threatened against the Company or any of its properties before any court, arbitrator or governmental department, commission, bond, bureau, agency or other instrumentality, domestic or foreign, and

                                    Exhibit D
no such action, suit or proceeding if adversely determined, would cause or constitute a Material Adverse Occurrence.

         (7) The following persons have been duly elected to the offices of the Company set forth beside their names, have been duly qualified, and as of the date hereof are members of the Company, holding the offices set forth opposite their respective names below, and the signatures set forth opposite their respective names are their respective genuine signatures:

       Name                  Title                  Signature
------------------     -----------------      --------------------
__________________     _________________      ___________________
__________________     _________________      ___________________
__________________     _________________      ___________________

         Unless otherwise defined herein, capitalized terms used herein shall have the meanings given thereto in the Credit Agreement.

         IN WITNESS WHEREOF, I have signed this Loan Certificate on behalf of the Company as of the ___ day of ___________, 200_.

                                        PANERA, LLC, a ________ limited
                                        liability company

                                        By:_____________________________________
                                        ____________________,___________________

         I, ________________, am the ________________ of the Company and I do
hereby certify effective as of the date hereof that ________________ is the duly elected and qualified __________ of the Company as of the date hereof and the signature set forth opposite his or her name is his or her genuine signature.

                                        By:_____________________________________
                                           Title:_______________________________

EXHIBITS

Exhibit A - Certificate or Articles of Organization and Operating Agreement Exhibit B - Good Standing and Tax Certificates
Exhibit C - Authorizing Resolutions
Exhibit D - Member/Voting Agreements
Exhibit E - FEIN and Organizational ID Nos.

                                    Exhibit D

                                LOAN CERTIFICATE
                                  [CORPORATION]

         I, _________________________, do hereby certify that I am the duly elected and qualified Secretary and keeper of the corporate records of __________ a corporation organized and existing under the laws of the State of
___________ (the "Corporation"). In connection with that certain Revolving Credit Agreement of even date herewith (the "Credit Agreement") by and among the Corporation and Bank of America, N.A., ("Lender"). I hereby certify to the foregoing Lender that:

         (8) Attached hereto as Exhibit A are (i) a true, complete and correct copy of the articles or certificate of incorporation of the Corporation, together with all amendments thereto, each as in full force and effect on the date hereof, certified to be true, complete and correct by the Secretary of State for the State of ____________ and (ii) a true, complete and correct copy of the bylaws of the Corporation, together with all amendments thereto, each as in full force and effect on the date hereof.

         (9) Attached hereto as Exhibit B are certificates of good standing and tax certificates for the Corporation, issued by the Secretaries of State for each jurisdiction in which the Corporation is required to qualify or has qualified to do business. The Corporation has, from the date of such certificates through the date hereof, remained in good standing under the laws of such states.

         (10) Attached hereto as Exhibit C is a true, complete and correct copy of resolutions of the board of directors of the Corporation duly adopted as of the ____ day of ______________, 200_, such corporate action having been duly taken in accordance with the provisions of applicable law, the certificate or articles of incorporation and the bylaws of the Corporation, and being now in full force and effect, without any modifications in any respect. Such resolutions authorize the Corporation and the officers designated therein to execute, deliver and perform the other Loan Documents to which the Corporation is a party, including but not limited to the [CREDIT AGREEMENT] [GUARANTY].

         (11) Attached hereto as Exhibit D are true, complete and correct copies of all stockholder agreements or voting agreements in effect with respect to the stock of the Corporation. [NO STOCKHOLDERS' AGREEMENT OR VOTING TRUST AGREEMENT IS IN EFFECT WITH RESPECT TO THE STOCK OF THE CORPORATION.]

         (12) Attached hereto as Exhibit E is a true, complete and correct list of the Federal Employee Identification Number (FEIN) and Organizational Identification Numbers of the Corporation.

         (13) No suit or proceeding for the dissolution or liquidation of the Corporation has been instituted or is now threatened. There are no actions, suit or proceedings pending or threatened against the Corporation or any of its properties before any court, arbitrator or governmental department, commission, bond, bureau, agency or other instrumentality, domestic or foreign, and no such action, suit or proceeding if adversely determined, would cause or constitute a Material Adverse Occurrence.

                                    Exhibit D

         (14) The following persons have been duly elected to the offices of the Corporation set forth beside their names, have been duly qualified, and as of the date hereof are officers of the Corporation, holding the offices set forth opposite their respective names below, and the signatures set forth opposite their respective names are their respective genuine signatures:

       Name                  Title                  Signature
------------------     -----------------      --------------------
__________________     _________________      ___________________
__________________     _________________      ___________________
__________________     _________________      ___________________

         Unless otherwise defined herein, capitalized terms used herein shall have the meanings given thereto in the Credit Agreement.

         IN WITNESS WHEREOF, I have signed this Loan Certificate on behalf of the Corporation as of the ___ day of ___________, 200_.

                                                       _____________, a ________
                                                       corporation

                                        By:_____________________________________
                                        _______________________, Secretary

         I, ________________, am the ________________ of the Corporation and I
do hereby certify effective as of the date hereof that ________________ is the duly elected and qualified Secretary of the Corporation as of the date hereof and the signature set forth opposite his or her name is his or her genuine signature.

                                        By:_____________________________________
                                           Title: ______________________________

EXHIBITS

Exhibit A - Certificate or Articles of Incorporation and Bylaws
Exhibit B - Good Standing and Tax Certificates
Exhibit C - Authorizing Resolutions
Exhibit D - Stockholder/Voting Agreements
Exhibit E - FEIN and Organizational ID Nos.

                                    Exhibit D

                                    EXHIBIT E

                         FORM OF COMPLIANCE CERTIFICATE

         The undersigned, being the President and Chief Financial Officer of Panera Bread Company, Inc., a Delaware corporation (the "Parent") hereby certify, pursuant to Section 5.1(c) of the Revolving Credit Agreement dated as of __________ __, 200_, (as in effect on the date hereof, the "Credit Agreement") by and between Panera, LLC ("Borrower") and Bank of America, N.A., as Lender:

         1. The accompanying [AUDITED/UNAUDITED] financial statements of the Parent and its Subsidiaries on a consolidated and consolidating basis as of ______, ____, for the [QUARTER/YEAR] ended, are complete and correct in all material respects and present fairly, in accordance with GAAP, the financial condition of the Parent and its Subsidiaries, as applicable, as of the end of such period, and the results of operations for such period then ended, in each case on the basis presented and subject, in the case of interim statements, only to normal year-end adjustments that are not material in amount or type.

         2. Attached hereto as Schedule 1 are calculations performed by the undersigned or under the undersigned's supervision demonstrating what the "Applicable Margin" should be pursuant to Section 2.1(j) of the Credit Agreement.

         3. Attached hereto as Schedule 2 are calculations performed by the undersigned or under the undersigned's supervision demonstrating the Borrower's compliance with each of the financial covenants set forth in Sections
6.1 and Section 6.2 of the Credit Agreement, during the [QUARTER/YEAR] being reported and as of the end of such period.

         4. To the best of the undersigned's knowledge, after reasonable investigation, no Default or Event of Default has occurred and is continuing, or if a Default or an Event of Default has occurred or is continuing.

         Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

         IN WITNESS WHEREOF, the undersigned have signed this Compliance Certificate as of the ________ day of ______________, ____.

                                        By:_____________________________________
                                           Name:________________________________
                                           Chief Financial Officer

                                    Exhibit E

                                    EXHIBIT F

                        FORM OF APPLICATION AND AGREEMENT
                          FOR STANDBY LETTER OF CREDIT

                                    Exhibit F

[BANK OF AMERICA LOGO]
                                                    FOR BANK OF AMERICA USE ONLY
APPLICATION AND AGREEMENT FOR STANDBY               L/C No.
LETTER OF CREDIT
TO: Bank of America, N.A. ("Bank of America")

A. APPLICATION.

1._________________________________________("Applicant") requests Bank of
America to issue an irrevocable standby letter of credit ("Letter of Credit") as follows:

[ ] Full text teletransmission   [ ] Airmail with brief preliminary
                                     teletransmission advice
[ ] Airmail                      [ ] Courier

2. Applicant Address:            3. For Account of (Name and address, if
                                    different from Applicant):

______________________________      ____________________________________
______________________________      ____________________________________
______________________________      ____________________________________
______________________________      ____________________________________
______________________________      ____________________________________
______________________________      ____________________________________

4. Advising Bank:                5. In favor of (Beneficiary Name and Address):
______________________________      ____________________________________
______________________________      ____________________________________
______________________________      ____________________________________
______________________________      ____________________________________
______________________________      ____________________________________
______________________________      ____________________________________

6.  Amount:__________________________________________ ( _______________________)
                             (in words and figures)
Currency________________________________________________________________________
                          (if left blank, U.S. Dollars)

EXPIRATION DATE. Drafts to be drawn on and presented at Bank of America's Address set forth in the Letter of Credit on or before:____________

[ ] If this box is marked, Applicant authorizes Bank of America to effect payment of any sums due under this Application and Agreement by means of debiting Applicant's account with Bank of America set forth below. This authorization does not effect the obligation of Applicant to pay such sums when due, if there are insufficient funds in such account to make such payment when due, or if Bank of America fails to debit the account, and this authorization does not affect any setoff rights of Bank of America at law or in equity. Applicant's account number with Bank of America is _____.

7. Available by drafts drawn at sight on Bank of America when accompanied by the following documentation:

     a.   The original Letter of Credit.

     b. The signed statement of the Beneficiary worded as follows (state wording that is to appear in the statement accompanying the draft; specify if such wording must be exact):

                                    Exhibit F

     8.   Special Instructions:

Bank of America, N.A.
(c) 2000 BANK OF AMERICA CORPORATION
00-35-0521NSBW  12-2000

                                    Exhibit F

B.       AGREEMENT.

In consideration of Bank of America's issuing the Letter of Credit at the request of Applicant, Applicant agrees to the following:

     1.   APPLICANT PAYMENTS.

     (a) Applicant shall pay Bank of America, on demand, all amounts paid by Bank of America under or in respect of the Letter of Credit.

     (b) On each fee payment date, so long as any undrawn amount of the Letter of Credit remains available, Applicant shall pay Bank of America a Letter of Credit fee. The fee payment date(s) shall be the date(s) as Applicant and Bank of America may agree, or in the absence of such agreement, the fee payment date shall be the date on which Bank of America issues the Letter of Credit. The fee shall be at such rate per annum as Applicant and Bank of America may agree or, in the absence of such agreement, at the rate customarily charged by Bank of America at the time such fee is payable, based upon Applicant's creditworthiness, as determined by Bank of America in its sole discretion. The applicable Letter of Credit fee shall be calculated and payable on the undrawn amount of the Letter of Credit as of each fee payment date, and shall be for the period commencing on such fee payment date and ending on the day preceding the next fee payment date (or the expiration date of the Letter of Credit, as the case may be), both dates inclusive. The Letter of Credit fee will be computed on the basis of a 360-day year and actual days elapsed. Bank of America shall not be required to refund any portion of the Letter of Credit fee paid for any period during which (a) the Letter of Credit expires or otherwise terminates or
(b) the undrawn amount of the Letter of Credit is reduced by drawings or by amendment.

     (c) Applicant shall pay Bank of America, on demand, commissions and fees for amendments to, payments under, extensions of or cancellation of the Letter of Credit, and other services in the amounts Applicant and Bank of America may agree or, in the absence of such agreement, in the amounts customarily charged by Bank of America on the date of Bank of America's demand.

     (d) All payments and deposits of any kind by Applicant under this Application and Agreement, including prepayments, shall be made at the banking center or office Bank of America may designate from time to time. Bank of America shall have no obligation to pay Applicant interest on any such payment, prepayment or deposit made by Applicant under this Application and Agreement.

     (e) (i) All payments and deposits by Applicant under this Application and Agreement shall be in the currency in which the Letter of Credit is payable, except that Bank of America may, at its option, require payments and deposits by Applicant under this Application and Agreement to be made in U.S. Dollars if the Letter of Credit is payable in a foreign currency.

          (ii) The amount of each payment and each deposit by Applicant under this Application and Agreement in U.S. Dollars for a Letter of Credit payable in a foreign currency shall be determined by converting the relevant amount to U.S. Dollars at the Conversion Rate in effect:

               (A) with respect to each payment under Section 1(a) of this Agreement, on the date the payment is made by Bank of America under or in respect of the Letter of Credit; and

               (B) with respect to each payment not falling under the preceding clause (A) and each deposit, on the date of Bank of America's demand for such payment or deposit.

          (iii) If a U.S. Dollar deposit by Applicant under this Application and Agreement for a Letter of Credit payable in a foreign currency becomes less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit because of any variation in rates of exchange, Applicant shall deposit with Bank of America, on demand, additional amounts in U.S. Dollars so that the total amount deposited by Applicant under this Application and Agreement is not less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit, determined by using the Conversion Rate on the date of Bank of America's latest demand.

          (iv) "Conversion Rate" means the rate quoted by Bank of America for the purchase from Bank of America of the relevant foreign currency with U.S. Dollars.

     (f) Applicant shall reimburse or compensate Bank of America, on demand, for all costs incurred, losses suffered and payments made by Bank of America which are applied or allocated by Bank of America to the Letter of Credit (as determined by Bank of America) by reason of any and all present or future reserve, capital, deposit, assessment or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, Bank of America.

     (g) Applicant shall pay interest, on demand, on any amount not paid when due under this Application and Agreement from the due date until payment in full at a rate per annum equal to the rate of interest publicly announced from time to time by Bank of America as its prime rate, plus three percentage points (not to exceed the maximum rate permitted by applicable law). The prime rate is set by Bank of America based on various factors, including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some credits. Bank of America may price credit at, above or below the prime rate. Any change in Bank of America's prime rate shall take effect at the opening of business on the day specified in Bank of America's public announcement of a change in Bank of America's prime rate. Interest will be computed on the basis of a 360-day year and actual days elapsed.

     2. DEPOSIT EVENTS. Upon the occurrence of any of the following events, Applicant shall deposit with Bank of America, on demand (except that such demand shall not be required in the event of an occurrence described in (b) below) and as cash security for Applicant's obligations to Bank of America under this Application and Agreement, an amount equal to the undrawn amount of the Letter of Credit:

     (a) Applicant defaults under any provision of this Application and Agreement;

     (b) Any bankruptcy or similar proceeding is commenced with respect to Applicant;

     (c) Any default occurs under any other agreement involving the borrowing of money or the extension of credit under which Applicant may be obligated as borrower, installment purchaser or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default permits or causes the acceleration of any indebtedness or the termination of any commitment to lend or to extend credit;

     (d) Applicant or any of its affiliates defaults on any other obligation to Bank of America;

     (e) Any guarantee of Applicant's obligations under this Application and Agreement terminates, is revoked or its validity is contested by the guarantor, or any of the events set forth in (b) through (d) above occur with respect to the guarantor rather than the Applicant; or

     (f) Any court order, injunction or other legal process is issued restraining or seeking to restrain drawing or payment under the Letter of Credit.

     3. CHARGE TO ACCOUNTS. If Bank of America is unable to debit the account, if any, specified on the Application, Applicant authorizes Bank of America to charge any of Applicant's accounts with Bank of America, or any affiliate of Bank of America, for all amounts then due and payable to Bank of America under this Application and Agreement.

     4. INDEMNITIES.

          (a) Applicant will indemnify and hold Bank of America (such term to include for purposes of this Section 4 affiliates of Bank of America and its affiliates' officers, directors, employees and agents) harmless from and against
(i) all loss or damage arising out of the issuance by Bank of America, or any other action taken by any such indemnified party in connection with the Letter of Credit including any loss or damage arising in whole or in part from the negligence of the party seeking indemnification, but excluding any loss or damage resulting from the gross negligence or willful misconduct of the party seeking indemnification, and (ii) all costs and expenses (including reasonable attorneys' fees and allocated costs of in-house counsel and legal expenses) of all claims or legal proceedings arising out of the issuance by Bank of America of the Letter of Credit or incident to the collection of amounts owed by Applicant hereunder or the enforcement of the rights of Bank of America hereunder, including, without limitation, legal proceedings related to any court order, injunction, or other process or decree restraining or seeking to restrain Bank of America from paying any amount under the Letter of Credit. Additionally, Applicant will indemnify and hold Bank of America harmless from and against all claims, losses, damages, suits, costs or expenses (including reasonable attorneys' fees and allocated costs of in-house counsel, and legal expenses) arising out of Applicant's failure to timely procure licenses or comply with applicable laws, regulations or rules, or any other conduct or failure of Applicant relating to or affecting the Letter of Credit.

          (b) If any award, judgment or order is given or made for the payment of any amount due under this Application and Agreement and such award, judgment or order is expressed in a currency other than the currency required under this Application and Agreement, Applicant shall indemnify Bank of America against and hold Bank of America harmless from all loss and damage incurred by Bank of America as a result of any variation in rates of exchange between the date of such award, judgment or order and the date of payment (or, in the case of partial payments, the date of each partial payment thereof) in the required currency

          (c) Each of these indemnities shall constitute an obligation separate and independent from the other obligations contained in this Application and Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Bank of America from time to time, and shall continue in full force and effect notwithstanding any award, judgment or order for a liquidated sum in respect of an amount due under this Application and Agreement.

     5. GOVERNING LAW AND RULES. The Letter of Credit will be subject to, and performance under the Letter of Credit by Bank of America, its correspondents, and the beneficiary will be governed by, the rules of the "International Standby Practices 1998" ("ISP98") or such later revision as may be published by the Institute of International Banking Law & Practice, subject to applicable laws. The Letter of Credit and this Application and Agreement shall be governed by and construed under the laws of the state in the United States where Bank of America issues the Letter of Credit, without reference to that state's provisions regarding conflicts of laws, to the jurisdiction of which the parties hereto submit. If the Letter of Credit is not issued in any state, the law of the State of California will govern.

     6. APPLICANT STATUS. The word "Applicant" in this Application and Agreement refers to each signer (other than Bank of America) of this Application and Agreement. If this Application and Agreement is signed by more than one Applicant, their obligations under this Application and Agreement shall be joint and several.

     7. REPRESENTATIONS AND WARRANTIES. Applicant represents and warrants to Bank of America that it has the authority to enter into this Application and Agreement and that such Agreement will not violate or conflict with any of the provisions of its constituent documents or any other agreement or undertaking to which it is a party or to which it is bound.

     8. MISCELLANEOUS.

          (a) No delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by Bank of America shall impair the rights and powers of Bank of America hereunder. Bank of America shall not be deemed to have waived any of its rights hereunder, unless Bank of America shall have signed such waiver in writing.

          (b) Any notice from Bank of America to Applicant shall be sent to the address of Applicant set forth on the Application and shall be effective upon receipt by Applicant. Any notice from Applicant to Bank of America shall be sent to the address of Bank of America specified by Bank of America to Applicant and shall be effective upon receipt by Bank of America.

          (c) Each provision of this Application and Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Application and Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Application and Agreement.

          (d) Any and all payments made to Bank of America hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed by the United States and any political subdivisions thereof (such nonexcluded taxes being herein called "Taxes"). If Applicant shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8(d)), Bank of America shall receive an amount equal to the sum Bank of America would have received had no such

                                    Exhibit F
deductions been made, (ii) Applicant shall make such deductions, and (iii) Applicant shall pay the full amount deducted to the relevant authority in accordance with applicable law. Applicant will indemnify Bank of America for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 8(d)) paid by Bank of America and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Bank of America makes written demand therefor. Within 30 days after the date of any payment of Taxes, Applicant will furnish to Bank of America the original or a certified copy of a receipt evidencing payment thereof.

          (e) This Application and Agreement shall be binding upon Applicant, its successors and assigns, and shall inure to the benefit of Bank of America, its successors, transferees and assigns; provided that any assignment by Applicant of any of its rights or obligations under this Application and Agreement without the prior written consent of Bank of America shall be void.

          (f) Unless the Applicant has specified in the Application that the wording of the Letter of Credit must be exact, Applicant understands that the final form of the Letter of Credit may vary from the wording specified in the Application, and Applicant authorizes Bank of America to make such changes, not materially inconsistent with the Application, which Bank of America deems necessary or appropriate. Applicant understands that the risk to Applicant is greater if Applicant requests a standby letter of credit which requires only a draft, rather than a standby letter of credit which requires supporting documentation.

          (g) In the event of any change or modification, with the consent of Applicant, which consent may be given by any means of submission acceptable to Bank of America, including, without limitation, computer, facsimile or telex, relative to the Letter of Credit or any instrument called for hereunder, including any waiver made or in good faith believed by Bank of America to have been made by Applicant of any term hereof or the noncompliance of any such instruments with the terms of the Letter of Credit, this Application and Agreement shall be binding upon Applicant with regard to the Letter of Credit as so changed or modified, and to any action taken by Bank of America or any of its correspondents relative thereto. No term or provision of this Application and Agreement can be changed orally, but only in a writing and signed by Applicant and Bank of America.

          (h) Bank of America assumes no liability or responsibility for the consequences arising out of delay and/or loss in transit of any message, letter or documentation, or for delay, mutilation or other error arising in the transmission of any teletransmission. In no event shall Bank of America be liable for any special, indirect, consequential or exemplary damages.

          (i) If Applicant includes in the Application any language describing events or conditions that would not be possible for Bank of America to verify solely from the documents required to be presented under the Letter of Credit, Applicant acknowledges and agrees that Bank of America has no obligation to verify compliance with such requirements.

NOTICE OF FINAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

THIS APPLICATION AND AGREEMENT IS EXECUTED BY APPLICANT ON __________.

                                    Exhibit F

________________________________________________________________________________
 Name of Applicant
________________________________________________________________________________
 By:                                            Title
________________________________________________________________________________
Name of Applicant (if any, co-signing with the Applicant above)

________________________________________________________________________________
 By:                                            Title
________________________________________________________________________________
(Where specimen signatures of the applicant named above are not on file with Bank of America, the following signature verification is required.)

The above signature of an officer, partner or agent of each Applicant indicated above confirms to that on file with us and such officer, partner or agent is fully authorized to sign this Agreement for such Applicant.

________________________________________________________________________________
By:     BANK (Full Name)        (Bank Address)
________________________________________________________________________________
Authorized Signature/Title (Specimen signature of the signer must be on file with Bank of America)

                               FOR OFFICE USE ONLY
________________________________________________________________________________
    [ ] Trade Operations______________________ Mail Code#___________________

[ ] Per Standard Fee Schedule  [ ] Other_______       [ ] Charge Banking Center
[ ] Charge Directly [ ] Commissions and Charges only  [ ] Drawings,
                                                      Commissions and Charges
________________________________________________________________________________
Approving Officer (Printed Name)                Phone #
________________________________________________________________________________
Officer Telephone  #                            FAX #
________________________________________________________________________________
DDA Applicant A/C #
________________________________________________________________________________
Approving Bank Officer Signature
________________________________________________________________________________
Officer - Interoffice Address
________________________________________________________________________________
Officer Number and Cost Center Number
                                                           Bank of America, N.A.

                                    Exhibit F